As filed with the Securities and Exchange Commission on September 24, 2019

Registration No. 333-233505

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StoneMor Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	7200	80-0103159
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

(215) 826-2800

(Address and telephone number of principal executive offices and principal place of business)

Austin So

Senior Vice President, Chief Legal Officer & Secretary

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

(215) 826-2800

(Name, address and telephone number of agent for service)

With copy to:

David P. Oelman

Brittany A. Sakowitz

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Common Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription rights to purchase common units	N/A	N/A	N/A	$0(2)
Common units representing limited partner interests, underlying the subscription rights	33,487,904	$1.20	$40,185,484.80(3)	$4,870.48
Total	—	—	$40,185,484.80	$4,870.48(4)

(1)	This registration statement relates to (a) the subscription rights to purchase common units and (b) the common units deliverable upon the exercise of the rights.
(2)

The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since such rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Assumes exercise of 100% of the subscription rights. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 24, 2019

PROSPECTUS

StoneMor Partners L.P.

Up to 33,487,904 Common Units Representing Limited Partner Interests

Issuable Upon Exercise of Rights to Subscribe for such Units at $1.20 per Common Unit

We are distributing, at no charge, to each Qualified Holder (as defined herein) of our common units representing limited partner interests, a non-transferable subscription right to purchase 1.24 common units for each common unit held by you as of 5:00 p.m., New York City time, on September 26, 2019, the record date of the rights offering.

We will not issue fractional common units. If the aggregate number of subscription rights you receive would otherwise permit you to purchase a fraction of a common unit, the number of common units that you may purchase will be rounded down to the nearest whole unit (and a 0.5 common unit will be rounded to the next higher common unit). The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on October 25, 2019, unless we extend the rights offering period. We have the option to extend the rights offering for a period not to exceed 30 days. You should carefully consider whether to exercise your subscription rights prior to the expiration date. All exercises of subscription rights are irrevocable. The subscription rights may not be sold, transferred or assigned. There is no minimum subscription amount required for consummation of this rights offering.

The board of directors of our general partner is making no recommendation regarding your exercise of the subscription rights.

We may in our sole discretion cancel the rights offering at any time and for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Our common units are traded on the New York Stock Exchange (“NYSE”) under the symbol “STON”. On                    , 2019, the last trading day prior to the commencement of this offering, the closing sales price for our common units was $            per unit. As of September 20, 2019, there were 39,565,454 common units issued and outstanding. The subscription rights will not be listed for trading on the NYSE or any other stock exchange or market.

	Subscription Price	Proceeds, Before Expenses, to us
Per common unit(1)	$1.20	$40,185,484.80

(1)	Assumes that the rights offering is fully subscribed.

The exercise of your subscription rights and investing in our common units involves risks. See “Risk Factors” of this prospectus to read about factors you should consider before exercising your subscription rights and investing in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2019

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor a solicitation of an offer to buy, any securities other than the securities to which it relates and is not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish other information to the SEC. Our SEC filings are available at the SEC’s web site at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings are also available on our Internet website at www.stonemor.com. Information on our website is not, and you should not consider such information to be, a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus, which means that we can disclose important information to you without actually including the information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents that we have filed with the SEC, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules:

•	our Annual Report on Form 10-K filed on April 3, 2019, and our Form 10-K/A filed on August 28, 2019, each for the year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed on August 9, 2019;

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our Current Reports on Form 8-K (including any amendments thereto, but excluding information “furnished” on Items 2.02 and 7.01 and related exhibits) filed on February  4, 2019, February 12, 2019, February 15, 2019, April 2, 2019, April  16, 2019, May 1, 2019, June  28, 2019, July 22, 2019, August 8, 2019 and September 19, 2019;

•	the description of our common units contained in our Registration Statement on Form 8-A and Amendment No. 1 thereto, filed with the SEC on December 20, 2011.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

StoneMor Partners L.P.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

(215) 826-2800

Attention: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”), as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, by the use of forward-looking statements, such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words.

All statements that are not statements of historical facts, including statements regarding future financial position, business strategy, budgets, projected costs and plans and objectives of management for our future operations, are forward-looking statements.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Risks and uncertainties that may cause actual results to differ materially from our forward-looking statements include:

•	our ability to maintain adequate cash flow and liquidity necessary to fund our capital expenditure, meet working capital needs and improve our operations;

•	our ability to successfully implement our turnaround strategy;

•	our level of indebtedness and compliance with debt covenants;

•	our ability to successfully effect asset sales and improve operating performance to reduce our level of indebtedness;

•	the level of creditworthiness of our counterparties to various transactions;

•	changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment;

•	weather and other natural phenomena;

•	industry changes, including the impact of consolidations and changes in competition;

•	the ability to maintain necessary licenses, permits and other approvals;

•	the ability to attract, train, motivate and retain a high caliber sale force;

•	uncertainties associated with the volume and timing of pre-need sales of cemetery services and products;

•	increased use of cremation;

•	changes in religious beliefs;

•	changes in the death rate;

•	changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies;

•	the ability to successfully compete in the cemetery and funeral home industry;

•	litigation or legal proceedings that could expose us to significant liabilities and damage our reputation;

•	the effects of cyber security attacks due to our significant reliance on information technology;

•	uncertainties relating to the financial condition of third-party insurance companies that fund our pre-need funeral contracts;

•	general economic, market and business conditions;

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factors described in “Financial Turnaround Overview and Business Update” described in the prospectus summary herein, including matters related to acceleration of performance improvements, divestiture of non-core assets, continued sales declines, potential for impairments to goodwill, potential deferred tax liabilities and potential going concern considerations related to the financial statements for the quarter ended September 30, 2019; and

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other factors and uncertainties discussed in this prospectus and our filings with the SEC, including the our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 3, 2019 and Form 10-K/A filed with the SEC on August 28, 2019, as such risks may be updated or supplemented in the Partnership’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

You should not put undue reliance on forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this prospectus. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated herein by reference. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights and invest in our common units. You should carefully read this prospectus, including the information under the heading “Risk Factors” in this prospectus and the documents incorporated herein by reference as described under the heading “Where You Can Find More Information” in this prospectus before exercising your subscription rights and investing in our common units.

Unless the context clearly indicates otherwise, references in this report to “StoneMor,” “we,” “our,” “us,” or “the Partnership” refer to StoneMor Partners L.P. and its subsidiaries. References to our “general partner” or “GP” refer to StoneMor GP LLC, the general partner of StoneMor Partners L.P.

StoneMor Partners L.P.

We are a publicly-traded Delaware limited partnership providing funeral and cemetery products and services in the death care industry in the United States (“U.S.”).

We are currently the second largest owner and operator of cemeteries and funeral homes in the United States. As of June 30, 2019, we operated 321 cemeteries in 27 states and Puerto Rico. We own 291 of these cemeteries and we manage or operate the remaining 30 under lease, management or operating agreements with the nonprofit cemetery companies that own the cemeteries. As of June 30, 2019, we also owned, operated or managed 90 funeral homes, including 42 located on the grounds of cemetery properties that we own (“Combination Properties”), in 17 states and Puerto Rico.

The cemetery products and services that we sell include the following:

Interment Rights	Merchandise	Services
Burial lots	Burial vaults	Installation of burial vaults
Lawn crypts	Caskets	Installation of caskets
Mausoleum crypts	Grave markers and grave marker bases	Installation of other cemetery merchandise
Cremation niches
Perpetual care rights	Memorials	Other service items

We sell these products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. Our sales of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches, generally generate qualifying income sufficient for us to be treated as a partnership for U.S. federal income tax purposes. In 2018, we performed 54,773 burials and sold 30,063 interment rights (net of cancellations). Based on our sales of interment spaces in 2018, our cemeteries have an aggregate average remaining sales life of 223 years.

Our 321 cemetery properties are located in Alabama, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Tennessee, Virginia, Washington, West Virginia and Wisconsin. Our cemetery operations accounted for approximately 83% and 82% of our revenues in 2018 and 2017, respectively.

Our primary funeral home products are caskets and related items. Our funeral home services include family consultation, the removal and preparation of remains, insurance products and the use of funeral home facilities for visitation and prayer services.

Our 90 funeral homes are located in Alabama, California, Florida, Illinois, Indiana, Kansas, Maryland, Mississippi, Missouri, North Carolina, Ohio, Oregon, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Virginia and West Virginia. Our funeral home operations accounted for approximately 17% and 18% of our consolidated revenues in 2018 and 2017, respectively. Our funeral home operations are conducted through various 100% owned subsidiaries that are treated as corporations for U.S. federal income tax purposes.

For the year ended December 31, 2018, we generated revenues of approximately $316.1 million and a net loss of approximately $72.7 million. For the six months ended June 30, 2019, we generated revenues of approximately $150.0 million and a net loss of approximately $56.9 million.

Recapitalization Transactions

As described in more detail below, on June 27, 2019, the Partnership announced that it had closed a $447.5 million recapitalization transaction, consisting of (i) a private placement (the “Preferred Placement”) of $62.5 million of liquidation value of Series A Convertible Preferred Units of the Partnership (the “preferred units”) and (ii) a concurrent private placement of $385.0 million of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (the “Notes”) of the Partnership to certain financial institutions (the “Notes Offering” and together with the Preferred Placement, the “Recapitalization Transactions”). The Issuers (as defined herein) will pay quarterly interest at either a fixed rate of 9.875% per annum in cash or, at their periodic option through January 30, 2022, a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind. The Notes were issued at a price equal to 96.5% of par. The net proceeds of the Recapitalization Transactions were used to fully repay the Partnership’s outstanding senior notes due in June 2021 and retire the revolving credit facility due in May 2020, as well as for associated transaction expenses, cash collateralization of existing letters of credit and other needs under the former credit facility, with the balance available for general corporate purposes.

Series A Preferred Placement

In connection with the Recapitalization Transactions, funds and accounts affiliated with Axar Capital Management LP (“Axar”) and certain other investors (individually a “Purchaser” and collectively the “Purchasers”) and the Partnership entered into the Series A Preferred Unit Purchase Agreement (the “Series A Purchase Agreement” and the transactions contemplated thereby, the “Preferred Placement”) pursuant to which the Partnership sold pursuant to a private placement to the Purchasers an aggregate of 52,083,333 of the Partnership’s preferred units with certain rights, preferences and privileges as are set forth in the Partnership’s Third Amended and Restated Agreement of Limited Partnership dated as of June 27, 2019 (the “Third Amended Partnership Agreement”). The purchase price for the preferred units sold pursuant to the Series A Purchase Agreement was $1.1040 per preferred unit, reflecting an 8.0% discount to the liquidation preference of $1.20 per unit of each preferred unit, for an aggregate purchase price of $57.5 million. The terms of the sale of the preferred units were determined based on arms-length negotiations between GP and the Purchasers, the funding of which was a condition precedent to the closing of the Notes. As described in additional detail herein, the gross proceeds of this offering will be used to redeem a portion of the preferred units. Any offering expenses incurred will be paid by the Partnership.

The Preferred Placement was executed as a private placement to enable a timely closing of the recapitalization before June 30, 2019.

The preferred units are convertible at the option of the holders thereof at any time into our common units beginning 10 days after completion of this offering and shall automatically be converted to common stock of the C-Corporation (as defined herein) upon consummation of the C-Corporation Conversion (as defined herein), in each case at an initial conversion rate of one common unit or one share of common stock, as applicable, for each preferred unit, subject to anti-dilution adjustments.

Additionally, in connection with the sale of the preferred units, on June 27, 2019, the Partnership, the general partner and the Purchasers entered into a registration rights agreement pursuant to which the Partnership agreed to use its reasonable best efforts to file a registration statement with the SEC to permit the resale of the common units or common stock issuable upon conversion of the preferred units or otherwise owned by the Purchasers and their controlled affiliates. The Partnership also agreed to use its reasonable best efforts to cause the registration statement related to such equity to become effective by the earlier of 30 days after consummation of the C-Corporation Conversion (as defined herein) or May 1, 2020.

Senior Secured Notes

Concurrently with the closing of Preferred Placement, the Partnership completed the Notes Offering pursuant to an indenture (the “Indenture”) by and among the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc. (“Cornerstone” and, collectively with the Partnership, the “Issuers”), certain direct and indirect subsidiaries of the Partnership, the initial purchasers party thereto and Wilmington Trust, National Association, as trustee and as collateral agent entered into with respect to the Notes.

The Issuers’ obligations under the Notes are jointly and severally guaranteed by substantially all of the direct and indirect subsidiaries of the Partnership (the “Guarantees”). In addition, the Issuers’ obligations under the Notes Indenture and the Notes, including the Guarantees are secured by a first priority lien and security interest (subject to permitted liens and security interests) in substantially all of the Issuers’ and the guarantors’ assets, whether now owned or hereafter acquired.

The Indenture includes various financial covenants, including minimum operating cash flow for the twelve months ended December 31, 2019, minimum ratio of operating cash flow to interest, maximum capital expenditures, minimum liquidity and minimum asset coverage levels. The Indenture requires the Issuers and the guarantors, as applicable, to comply with certain other covenants including, but not limited to, covenants that, subject to certain exceptions, limit the Issuers’ and the Guarantors’ ability to: (i) incur additional indebtedness; (ii) grant liens; (iii) engage in certain sale/leaseback, merger, consolidation or asset sale transactions; (iv) make certain investments; (v) pay dividends or make distributions; (vi) engage in affiliate transactions and (vii) amend its organizational documents.

Board Reconstitution and Changes to Executive Team

In connection with the closing of the Recapitalization Transactions, the board of directors of our general partner was reconstituted. Directors Martin R. Lautman, Ph.D., Leo J. Pound, Robert A Sick and Fenton R. Talbott resigned as directors and, pursuant to the Amended and Restated Limited Liability Company Agreement of our general partner, the authorized number of directors was reduced to seven and Andrew Axelrod, David Miller and Spencer Goldenberg were elected to the board of directors of the general partner to fill the vacancies created by the resignations and pursuant to the designation of the Axar Special Member (as defined herein). The reconstituted board of directors is comprised of Messrs. Axelrod, Miller and Goldenberg, Robert B. Hellman, Jr., Stephen Negrotti, Patricia Wellenbach and Joseph M. Redling. Mr. Axelrod serves as the chairman of the board of directors of our general partner.

On June 27, 2019, also in connection with the closing of the Recapitalization Transactions, the general partner, StoneMor GP Holdings LLC, a Delaware limited liability company and formerly the sole member of GP (“GP Holdings”) and Axar Special Member LLC, a wholly-owned subsidiary of Axar (“Axar Special Member”), entered into the Third Amended and Restated Limited Liability Company Agreement of the General Partner, pursuant to which the Axar Special Member was admitted as a member with the right to designate three-sevenths of the board of directors of the general partner and through such interest holds a number of control rights.

On September 19, 2019, we announced certain changes to our executive team. As more fully disclosed in our Current Report on Form 8-K filed on September 19, 2019, Garry P. Herdler departed as Senior Vice President and Chief Financial Officer of GP, but will remain with GP in a consulting capacity for a 14-week period and focus on cost reductions and productivity improvements on a limited, non-exclusive basis through his management company, together with an outside consulting firm experienced in such matters retained by StoneMor in early September 2019. In an additional cost reduction measure, StoneMor will eliminate the position of Chief Operating Officer. As a result, James S. Ford has also resigned from his role as Chief Operating Officer and Senior Vice President. In addition, Jeffrey DiGiovanni has been appointed to Senior Vice President and Chief Financial Officer, combining the roles of Chief Accounting and Chief Financial Officer.

For additional information, please see the aforementioned Form 8-K.

Proposed C-Corp Conversion

On September 27, 2018, GP and the Partnership publicly announced a plan to convert from a master limited partnership structure to a more traditional C-Corp structure. Accordingly, the GP and the Partnership entered into a Merger and Reorganization Agreement (as amended to date, the “Merger Agreement”) with StoneMor GP Holdings, and Hans Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of GP, providing for a series of transactions and resulting in (i) GP converting into a Delaware corporation to be named “StoneMor Inc.,” and (ii) Merger Sub merging with and into the Partnership (the “Merger”) with the Partnership surviving and with StoneMor Inc. as its sole general partner, in each case, pursuant to the terms of the Merger Agreement (collectively, the “C-Corporation Conversion”). At the consummation of the Merger, which is anticipated by the end of the first quarter of 2020, GP will complete its transition to a new publicly-traded Delaware corporation, StoneMor Inc. (the “C-Corporation”).

On September 11, 2019, the GP filed a Registration Statement on Form S-4 (File No. 333-233712) related to the Merger. Please see the Registration Statement on Form S-4, which contains additional information related to the Merger which is available at the SEC’s website.

Competitive Strengths

While we face challenges, our continued focus on providing the families and communities we serve with the highest level of support will help position us for a return to sustained profitability. Our key strengths include:

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Highly Attractive Market Opportunity. Cemeteries and funeral homes represent an approximate $21 billion in annual market opportunity. We have a large portfolio of cemetery properties, which will enable us to offer cemetery products and services in the markets we serve for many years. Because we operate cemeteries in 27 states and Puerto Rico, we have not historically been materially affected by localized economic downturns or changes in laws regulating cemetery operations in any one state. Our portfolio consists of 321 cemetery properties.

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Diversified Product Mix and Significant Backlog. Our mix of pre-need cemetery merchandise and services and at-need cemetery and funeral home merchandise and services represents a diversified product mix that allows us to provide customers with a comprehensive product offering. These products and services provide us with a presence in the major segments of the death care industry. We have built a significant backlog by strong pre-need production over the years. Continued pre-need contract sales refill and grow backlog, locking in potential future cash flows.

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Leverage Scale through Driving Improved Performance. Due to our size, we believe we will able to generate economies of scale and operating efficiencies. These include shared best practices in the area of pre-need marketing, lower purchasing costs for cemetery and funeral home merchandise through volume purchasing, lower operating expenses through centralized administrative functions, shared maintenance equipment and personnel and more effective strategic and financial planning. As a result, we will able to compete favorably in the areas we serve and to potentially improve the profitability of cemetery operations we acquire.

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New and Experienced Management Team. Our Chief Executive Officer joined StoneMor in July 2018, bringing significant experience designing, implementing and executing turnaround strategies for consumer service companies. In conjunction with the Recapitalization Transactions, we have aligned our strategic goals and have reconstituted our Board of Directors. We believe our new team is well positioned to revitalize our business and position us for future success.

Business Strategies

We believe the Recapitalization Transactions demonstrate both strong underlying values of our asset base, as well as confidence in our ability to execute our turnaround plan. We believe the recapitalization of our balance sheet has reset our financial footing and helps position us to execute the following business strategies:

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Execute on Financial Strategy. The Recapitalization Transactions have significantly extended our debt capital structure with a five-year maturity, which provides us with a meaningful liquidity improvement to execute our turnaround strategy, including the next phase of our performance improvement plans. In April 2019, we announced a turnaround strategy focused on four key goals: cash flow and liquidity, capital structure, strategic balance sheet/portfolio review and performance improvement from cost reductions and revenue enhancement.

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Implementation of New Strategic Initiatives. We view our substantial and diverse asset base as a strength, but we have prioritized the ways in which we view our assets. We believe that by tiering operating units by class and contribution, initiating a divestiture plan for “lower tier” assets and prioritizing certain assets over others, we will be able to optimize results in our top tier properties and more efficiently manage our assets. From a portfolio review perspective, we continue to focus our resources on improving our “top tier” assets, as we believe they possess the greatest potential for improved profitability. We are also minimizing costs and resources on our “lower-tier” assets to reduce the impact these assets have on the profitability of our portfolio. Additionally, we continue to examine our portfolio to determine our strategies for core and non-core assets and evaluate the potential for realizing value through divestitures of non-core assets.

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Improve Operating Efficiencies. We believe we have identified significant expense reduction opportunities in the next phase of our operational turnaround strategy, with additional “4-wall level” operational savings, identified projects and industry benchmarking. In addition, we are focused on improving performance through cost reductions and revenue enhancement and executing on other long- and short-term turnaround strategies that will allow us to meet our primary objectives on a continuing basis. The next phase of cost reduction and operational performance improvement opportunities have now been identified with a focus on prioritizing identified opportunities in procurement, sourcing, product hierarchy, field labor efficiencies, shared services and outsourcing. We believe that the execution of these initiatives will result in improved profitability and cash flow across the asset base. In terms of revenue enhancements, we believe we have identified the primary drivers of our sales productivity and pre-need sales issues and, while it is in the early stages, we remain focused on improving retention of sales personnel and optimizing staffing levels across our asset base.

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Complete C-Corporation Conversion. The Recapitalization Transactions, together with our cost structure and performance improvement efforts and the contemplated C-Corporation Conversion are important steps to revitalizing our business and positioning us for future success. We look forward to completing our planned C-Corporation Conversion following completion of the rights offering.

We believe this transaction helps ensure that we will continue to provide the families and communities we serve with the highest level of support. Honoring the life stories of our customers is our mission, and we will continue to dedicate our efforts to deliver on that promise each and every day.

Financial Turnaround Overview and Business Update

The Partnership continues to execute on its financial strategy and pursue strategic initiatives to address ongoing performance challenges. For example, comparable sales for 2019 continue to experience declines, including during the third fiscal quarter. Though the declines have moderated over the course of 2019, we cannot be certain that any growth will materialize in the near term, which could negatively impact our ability to comply with financial covenants contained in our indebtedness in fiscal 2020. The success of our business depends on completing and executing on our performance improvement plans. In September 2019, we took certain actions to accelerate those improvement plans in the areas of field organization, supply chain and sourcing, and sales force effectiveness, including hiring an experienced consulting firm to review such matters and help speed execution. In addition, we are accelerating our plan for non-core asset divestitures. In August 2019, StoneMor hired Johnson Consulting Group to assist with a review of our asset base and to evaluate potential asset sales. Johnson Consulting is a leading consulting firm in the funeral and cemetery industry across North America. Even if we are successful in accelerating such performance improvements and non-core asset divestitures, there can be no assurances that the savings will be sufficient to enable us to achieve profitability or generate positive cash flow without a growth in same-store sales. We cannot be certain that our operating cash flows and borrowings will be sufficient to cover short-term financial needs and meet debt financial covenants for the 12 months ending September 30, 2020. In addition, we will be performing our annual goodwill impairment analysis in October 2019, which could result in a material impairment charge (total goodwill as of June 30, 2019 was $24.9 million). In addition to our periodic analysis, due to the trading price of our common units and operating results we will be required to perform an interim triggering event goodwill impairment analysis prior to the release of the third quarter results. As reflected in the Registration Statement on S-4 for the C-Corporation Conversion filed by GP, we may recognize future material non-cash deferred tax liabilities of up to approximately $31 million, which would be recognized concurrent with the consummation of the C-Corporation Conversion in the fourth fiscal quarter of 2019 or the first fiscal quarter of 2020.

In order to address these issues, we may be required to issue additional equity or obtain additional financing, the forms and availability of which we cannot predict and/or complete material non-core asset sales. Our ability to use any proceeds from potential asset sales for operating purposes is limited by the terms of our indebtedness. Should our strategic initiatives, asset divestitures and capital raising efforts all prove unsuccessful, the cumulative impact of these operational and financial concerns could negatively impact our ability to continue as a going concern.

Please see our Annual Report on Form 10-K filed with the SEC on April 3, 2019, our Form 10-K/A filed with the SEC on August 28, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed on August 9, 2019, for additional information regarding our financial condition and results of operations.

Risk Factors

Exercising the subscription rights and investing in our common units involve a high degree of risk. These risks include, but are not limited to, the risk that our turnaround strategy will not be successful, the risk that we will not be able to generate sufficient operating cash flow and liquidity in order to fund our operations and meet our working capital and capital expenditure requirements and the risks associated with our high leverage.

As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information under the heading “Risk Factors” in this prospectus and all other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase common units.

Partnership Information

We are a publicly-traded Delaware limited partnership formed in April 2004. Through our subsidiaries, we are a provider of funeral and cemetery products and services in the death care industry in the U.S. Our common units trade on the New York Stock Exchange (“NYSE”) under the symbol “STON”. We are managed by the board of directors and executive officers of GP.

Our principal executive offices are located at 3600 Horizon Boulevard, Trevose, Pennsylvania 19053. Our telephone number is (215) 826-2800. Our website is www.stonemor.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering

The following summary describes the principal terms of the rights offering but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to each Qualified Holder one non-transferable subscription right to purchase 1.24 common units for each common unit held by such Qualified Holder on the record date. A maximum of 33,487,904 common units will be issued in connection with this rights offering. The ratio of 1.24 subscription rights per common unit held was determined by taking the 33,487,904 shares offered divided by the 27,035,461 common units outstanding that are eligible to participate in this offering.

Subscription Right	Each subscription right will entitle each Qualified Holder to purchase 1.24 common units for each common unit held at a subscription price of $1.20 per common unit. No fractional common units will be issued.

Qualified Holders	All common unitholders of record as of the record date are Qualified Holders for purposes of this offering, other than (i) Axar, (ii) the other Purchasers in the Preferred Placement and their respective affiliates, and (iii) American Infrastructure Funds, L.P. and its affiliates.

Record Date	5:00 p.m., New York City time, on September 26, 2019

Expiration of the Rights Offering	5:00 p.m., New York City time, on October 25, 2019, unless we extend the rights offering period. We have the option to extend the rights offering for a period not to exceed 30 days.

Subscription Price	$1.20 per common unit. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds	The gross proceeds of the rights offering will be used to redeem up to 33,487,904 of the preferred units issued in the Preferred Placement. See “—Use of Proceeds.”

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NYSE or on any other stock exchange or market.

No Board Recommendation	The board of directors of our general partner is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common units in the rights offering.

Minimum Subscription Requirement	There is no minimum subscription amount required for consummation of this rights offering. We will consummate this rights offering regardless of the amount raised from the exercise of subscription rights by the expiration date.

Material U.S. Federal Income Tax Consequences	Unitholders should not recognize taxable income as a result of the receipt of subscription rights pursuant to the rights offering. Upon the exercise of your subscription rights, if payment of the exercise price results in a capital account for your units that is less than the capital account of an existing common unitholder’s capital account (as adjusted to reflect the fair market value of our assets) at the time of the exercise, we may be required to make allocations of gross income to you in order to equalize capital accounts among all common units. Any such allocations would increase your basis in your common units, and thereby reduce any gain (or increase any loss) upon a sale of your common units. For further information, please see “—Material U.S. Federal Income Tax Consequences.”

Extension, and Cancellation and Amendment	We have the option to extend the rights offering for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the rights offering.

In addition, we may in our sole discretion cancel the rights offering at any time and for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such unitholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Procedures for Exercise	To exercise your subscription rights, you must take the following steps:

If you are a registered holder of common units, you must deliver a properly completed and signed subscription rights certificate and full payment for all the subscription rights you elect to exercise to the Subscription Agent to be received before 5:00 p.m., New York City time, on October 25, 2019. You may deliver the documents and payment by mail or courier service. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner, that is if you hold your common units through a custodian bank, broker, dealer or other nominee, then your nominee must exercise the subscription rights on your behalf for the common units you wish to purchase. Your subscription rights will not be considered exercised unless the Subscription Agent receives from your nominee all of the required documents and your full payment for all the subscription rights you elect to exercise before 5:00 p.m., New York City time, on October 25, 2019.

Foreign Unitholders	We will not mail this prospectus or the rights certificates to unitholders whose addresses are outside the U.S. or who have an army post office or foreign post office address. The Subscription Agent will hold the rights certificates for these foreign unitholders’ accounts. To exercise subscription rights, our foreign unitholders must notify the Subscription Agent and timely follow the procedures described in “—The Rights Offering—Foreign Unitholders.”

Subscription Agent	American Stock Trust and Transfer Company, LLC

Information Agent	D.F. King & Co., Inc.

Units Outstanding Before the Rights Offering	As of September 20, 2019, we had 39,565,454 common units outstanding, and 91,696,345 common units outstanding on a fully diluted basis.

Units Outstanding After the Rights Offering	We may issue up to 33,487,904 common units in this rights offering.

Assuming the rights offering is fully subscribed, the gross proceeds thereof are used to redeem a portion of our preferred units that were issued in the Preferred Placement, and no additional common units are issued by us prior to the consummation of the rights offering, we will have approximately 73,053,358 common units issued and outstanding after the consummation of this rights offering, as well as 18,595,429 common units issuable upon conversion of the preferred units that remain outstanding, for 91,696,345 common units outstanding on a fully-diluted basis.

Trading Symbol	Our common units are traded on the NYSE under the symbol “STON.” The subscription rights will not be listed for trading on the NYSE or any other stock exchange or market.

Risk Factors	Exercising the subscription rights and investing in our common units involve a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information under the heading “Risk Factors” in this prospectus and all other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase common units.

Questions	If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Subscription Agent, American Stock Trust and Transfer Company, LLC, at 1-877-248-6417 or the information agent, D.F. King & Co., Inc., at 1-800-967-4607.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

For purposes of this Section, references to “you” refer to Qualified Holders of our common units.

What is the rights offering?

We are distributing, at no charge, to each Qualified Holder, one non-transferable subscription right to purchase 1.24 common units for each common unit held by you as of 5:00 p.m., New York City time, on September 26, 2019, the record date of the rights offering. A maximum of 33,487,904 common units will be issued in the rights offering. The ratio of 1.24 subscription rights per common unit held was determined by taking the 33,487,904 shares offered divided by the 27,035,461 common units outstanding that are eligible to participate in this offering

What is the subscription right?

The subscription rights will entitle each Qualified Holder the right to purchase 1.24 common units at a subscription price of $1.20 per common unit for each common unit held by you as of the record date. For example, if you owned 1,000 common units as of 5:00 p.m., New York City time, on the record date, you would receive subscription rights to purchase an aggregate of up to 1,240 common units. You may exercise the subscription right of any number of your subscription rights, all of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold certificated units, you must deliver payment and a properly completed and signed rights certificate to the Subscription Agent to be received before 5:00 p.m., New York City time, on October 25, 2019. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. See “How do I exercise my subscription rights?”.

If you hold your common units through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the units you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common units you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date that we have established for the rights offering on October 25, 2019. See “What should I do if I want to participate in the rights offering, but my units are held in the name of a custodian bank, broker, dealer or other nominee?”.

We will not issue fractional common units. If the aggregate number of subscription rights you receive would otherwise permit you to purchase a fraction of a common unit, the number of common units that you may purchase will be rounded down to the nearest whole unit (and a 0.5 common unit will be rounded to the next higher common unit).

Will our officers, directors and significant unitholders participate in the rights offering?

All Qualified Holders of our common units as of the record date for this offering, will receive, at no charge, the non-transferable subscription rights to purchase common units as described in this prospectus. To the extent that our officers, directors, employees and significant unitholders, other than holders who are not Qualified Holders, hold common units as of the record date, they will receive subscription rights and, while they are under no obligation to do so, each will be entitled to participate in this offering. Axar, the other Purchasers in the Preferred Placement and their affiliates and AIM and its affiliates, are not permitted to participate in the rights offering.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital that we intend to use to redeem up to 33,487,904 of our preferred units issued in the Preferred Placement. The rights offering is intended to provide an opportunity to our common unitholders to reduce the dilution of their interest in the Partnership resulting from the Preferred Placement on terms consistent with the conversion price of the preferred units agreed by the Purchasers. The Preferred Placement was executed as a private placement to enable a timely closing of the Recapitalization Transactions before June 30, 2019, the funding of which was a condition precedent to the closing of the Notes. See “—Use of Proceeds”.

How was the $1.20 per common unit subscription price determined?

In determining the subscription price, our board of directors considered a number of factors, including third party negotiations with the Purchasers of the preferred units. The subscription price was established at a price of $1.20 per full common unit. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common units to be offered in the rights offering. We cannot give any assurance that our common units will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common units that you own will decrease, and you will not benefit from the opportunity to reduce the dilution of your interest that resulted from the Recapitalization Transactions.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the Subscription Agent must receive your completed and signed rights certificate and full payment of the subscription price prior to the expiration of the rights offering, which is October 25, 2019, at 5:00 p.m., New York City time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., New York City time, on October 25, 2019, by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than November 24, 2019. Our board of directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York City time on October 25, 2019 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Can our board of directors extend, cancel or amend the rights offering?

Although we do not presently intend to do so, we have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced. We may in our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering for any reason.

In the unlikely event the rights offering is cancelled, we will issue a press release notifying unitholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such unitholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of rights time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Has our board of directors made a recommendation to our unitholders regarding the rights offering?

The board of directors of our general partner is making no recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. Unitholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common units will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those common units in the future at the same price or a higher price. If you do not exercise your rights, you will not benefit from the opportunity to reduce the dilution of your interest that resulted from the Recapitalization Transactions. See “—Risk Factors” for a discussion of some of the risks involved in investing in our common units.

Will I be charged a fee or a sales commission if I exercise my rights?

We will not charge any fee or sales commission to rights holders for exercising their rights (other than the subscription price). However, if you exercise your rights and/or sell any underlying common units through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of common units you own will not change; however, due to the fact that common units may be purchased by other unitholders in the rights offering, your percentage ownership in the Partnership after the completion of the rights offering may be further diluted.

How do I exercise my subscription rights? What forms and payment are required to purchase the common units?

If you are a shareholder of record and you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the Subscription Agent before 5:00 p.m., New York City time, on October 25, 2019.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the Subscription Agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent so that they are received by the subscription agent by 5:00 p.m., New York City time, on October 25, 2019. See “—The Rights Offering—Methods of Exercising Subscription Rights.”

What should I do if I want to participate in the rights offering, but my common units are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your common units through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common units you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., New York City time, October 25, 2019 expiration date that we have established for the rights offering.

What form of payment is required to purchase common units the rights offering?

As described in the instructions accompanying the rights certificate, payments submitted to the Subscription Agent for units in the rights offering must be made in full in U.S. currency by wire transfer or by personal check drawn on a U.S. bank payable to American Stock Transfer & Trust Company, LLC. Payment by personal check will not be deemed to have been delivered to the Subscription Agent until the check has cleared. Please note that funds paid by personal check may take at least seven business days to clear. See “The Rights Offering—Payment Method.”

When will I receive my new common units?

If you purchase common units through the rights offering, you will receive your new common units as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase common units in the rights offering.

When will this rights offering expire?

The rights will expire, if not exercised, at 5:00 p.m., New York City time, on October 25, 2019 (the “expiration date”) unless our board of directors decides to extend the expiration date. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights. See “The Rights Offering—Expiration Date and Amendments.” The Subscription Agent must actually receive all required documents and payments before 5:00 p.m., New York City time, on October 25, 2019.

How many common units will be outstanding after the rights offering?

As of September 20, 2019, the business day prior to the date of this registration statement, we had 39,565,454 common units issued and outstanding. We will issue a maximum of 33,487,904 common units in the rights offering through the exercise of subscription rights. Assuming the rights offering is fully subscribed, the gross proceeds thereof are used to redeem 33,487,904 preferred units, and we do not issue any additional common units after the record date, we anticipate that we will have approximately 73,053,358 common units outstanding and approximately 91,696,345 common units outstanding on a fully diluted basis, including 18,595,429 units issuable upon conversion of the preferred units that remain outstanding.

Our largest unitholder, Axar, owns, as of the record date, 7,748,435 common units and 39,764,491 preferred units, which are convertible, commencing 10 days following completion of this rights offering, into 18,595,429 common units. These holdings represent approximately 52% of the common units outstanding on a fully diluted basis. Assuming the rights offering is fully subscribed, and the gross proceeds are used to redeem 33,487,904 preferred units, Axar will own 7,748,435 common units and 18,595,429 preferred units, which are convertible, commencing 10 days following completion of this rights offering, representing approximately 29% of the common units outstanding on a fully diluted basis.

How much proceeds will the Partnership receive from the rights offering?

Assuming all the common units offered are sold, the gross proceeds from the rights offering will be up to approximately $40.2 million. See “—Use of Proceeds.” We intend to use all of the gross proceeds from this rights offering to redeem up to 33,487,904 of the preferred units from Axar and the other Purchasers. 18,595,429 of the preferred units purchased by Axar are not subject to redemption by us.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional common units and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and the documents incorporated by reference herein.

Are there risks in not exercising my rights?

Any rights that you do not exercise or sell will expire worthless and without payment to you on the expiration date. In addition, if you do not fully exercise your rights, you should expect that you will, at the completion of this rights offering, own a smaller proportional interest in us than you would have had if you fully had exercised your subscription rights, which could, in certain circumstances, result in a gain to you. See “—Risk Factors—Your interest in our company may be diluted as a result of this offering” and “In some circumstances, you may recognize income or gain as a result of the exercise of rights by other unitholders.”

May unitholders in all states participate in the rights offering?

Although we intend to distribute the rights to all unitholders, we reserve the right in some states to require unitholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the common units for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Axar and the other Purchasers and their affiliates and ACII and its affiliates will not be entitled to participate in the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. If you own shares in “street name”, it may take longer for you to receive payment, because the Subscription Agent will return payments through the record holder of your common units.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NYSE or on any other stock exchange or market.

How do I exercise my subscription rights if I live outside the U.S.?

We will not mail this prospectus or the rights certificates to unitholders whose addresses are outside the U.S. or who have an army post office or foreign post office address. The Subscription Agent will hold the rights certificates for these foreign unitholders’ accounts. To exercise subscription rights, our foreign unitholders must notify the Subscription Agent and timely follow the procedures described in “The Rights Offering—Foreign Unitholders.”

What fees or charges apply if I purchase common units?

We are not charging any fee or sales commission to issue subscription rights to you or to issue common units to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your common units, you are responsible for paying any fees your record holder may charge you.

What are the material U.S. federal income tax consequences of exercising subscription rights?

If payment of the exercise price results in a capital account for your common units that is less than the capital account of an existing common unitholder’s capital account (as adjusted to reflect the fair market value of our assets) at the time of the exercise, we may be required to make allocations of gross income to you in order to equalize capital accounts among all common units. Any such allocations would increase your basis in your common units and thereby reduce any gain (or increase any loss) upon a sale of your common units. Please see “—Material U.S. Federal Income Tax Consequences” for additional information.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, D.F. King & Co., Inc., at 1-800-967-4607.

We have agreed to pay D.F. King & Co., Inc. a fee of $9,500.00 plus out of pocket expenses.

RISK FACTORS

An investment in our common units involves a high degree of risk. You should carefully consider the risks described below and the risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including, without limitation, the risks described therein related to our growth strategy, our business and the death care industry, together with the other information included or incorporated by reference in this prospectus, before making a decision to invest in our common units or to exercise your subscription rights to purchase common units. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common units could decline, and you may lose all or part of your investment.

In addition to the risk factors below related to our business, the Recapitalization Transactions and this offering, we hereby incorporate by reference all of our risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Capitalized terms that are used herein when referring to the Indenture but not defined herein shall have the meaning assigned to such terms in the Indenture.

Risks Related to our Business and the Recapitalization Transactions

Our turnaround strategy may cause a disruption in operations and may not be successful.

In April 2019, we outlined and began implementing a turnaround strategy to return to profitability, which is focused on four key goals: cash flow and liquidity, capital structure, strategic balance sheet/portfolio review and performance improvement from cost reductions and revenue enhancement. The turnaround strategy may negatively impact our operations, which could include disruptions from the realignment of operational functions within the home office, sales of selected properties, changes in the administrative reporting structure and changes in our product assortments or marketing strategies. These changes could adversely affect our business operations and financial results. The impact of these disruptions may be material. These changes could also decrease the cash we have available to fund ongoing liquidity and working capital requirements, and we may experience periods of limited liquidity. In addition, we are currently not generating sufficient cash flow to cover the interest payments on our debt and meet our operating liquidity needs. If our turnaround strategy is not successful, takes longer than initially projected or is not executed effectively, our business operations, financial results, liquidity and cash flow will be adversely affected. Furthermore, no assurances can be given that our turnaround strategy, even if implemented properly, will result in a return to profitability.

Economic, financial and stock market fluctuations could affect future potential earnings and cash flows and could result in future goodwill, intangible assets and other long-lived assets impairment, in addition to other financial risks.

In addition to an annual review, we assess the impairment of goodwill, intangible assets and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may be greater than fair value. Factors that could trigger an interim impairment review include, but are not limited to, a significant decline in the market value of our stock or debt values, significant under-performance relative to historical or projected future operating results and significant negative industry or economic trends. If these factors occur, we may have a triggering event, which could result in an impairment of our goodwill. Based on the results of our annual goodwill and intangible assets impairment test performed as of October 1, 2018 and our annual review of long-lived assets as of December 31, 2018, we concluded that there was no impairment of our goodwill, intangible assets or other long-lived assets.

In order to address these issues, we may be required to issue additional equity or obtain additional financing, the forms and availability of which we cannot predict. Should our strategic initiatives, asset divestitures and capital raising efforts all prove unsuccessful, the cumulative impact of these operational and financial concerns could negatively impact our ability to continue as a going concern.

We have not yet performed our annual goodwill and intangible impairment review for 2019. This will be performed effective October 1, 2019. In addition to our annual analysis, due to the trading price of our common units and operating results, on a going forward basis, we will be required to perform interim triggering event goodwill impairment analysis. Accordingly, we have not yet determined if there are any impairment charges to be recognized. Our market capitalization continues to show declines in the market place. This trend may indicate our goodwill and intangible assets should be impaired for 2019, and these impairments may be material.

In addition we believe there may also be a recognized non-cash deferred tax liability of approximately $31 million, which may be accrued concurrent with the consummation of the C-Corp Conversion.

We are under leadership of a new Board of Directors, who collectively have a limited operating history with the Partnership.

In connection with the Recapitalization Transactions, the Board of Directors of GP was reconstituted. Directors Martin R. Lautman, Ph.D., Leo J. Pound, Robert A Sick and Fenton R. Talbott resigned as directors and, pursuant to the Amended and Restated Limited Liability Company Agreement of GP, the authorized number of directors was reduced to seven and Andrew Axelrod, David Miller and Spencer Goldenberg were elected to the board of directors of GP to fill the vacancies created by the resignations. The reconstituted board of directors is comprised of Messrs. Axelrod, Miller and Goldenberg, Robert Hellman, Stephen Negrotti, Patricia Wellenbach and Joe Redling. Certain of our new board members have limited experience with our management team and our business. The ability of our new directors to quickly understand our business plans, operations and turnaround strategies will be critical to their ability to make informed and effective decisions about our strategy and operations, particularly given the competitive environment in which our businesses operate.

Our level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt obligations.

Our indebtedness requires significant interest and principal payments. As of June 30, 2019, we had $386.0 million of total debt (excluding debt issuance costs, debt discounts and capital lease obligations), consisting of $385.0 million of Senior Secured PIK Toggle Notes and $1.0 million of financed vehicles. The Issuers are to pay quarterly interest at either a fixed rate of 9.875% per annum in cash or, at their periodic option through January 30, 2022, a fixed rate of 7.50% per annum in cash plus a fixed rate of 4.00% per annum payable in kind. The Senior Secured Notes will require cash interest payments at 9.875% for all interest periods after January 30, 2022.

Our and our subsidiaries’ level of indebtedness could have important consequences to us, including:

•

continuing to require us and certain of our subsidiaries to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available for operations and any future business opportunities;

•	limiting flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	placing us at a competitive disadvantage compared to our competitors that have less indebtedness;

•	increasing our vulnerability to adverse general economic or industry conditions; and

•	limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

In addition, the Indenture prohibits us from incurring additional debt or liens for working capital expenditures, acquisitions or other purposes (subject to very limited exceptions), requires us to maintain a minimum liquidity level on a rolling ten business day basis and requires us to meet minimum interest and asset coverage ratios as of the end of each fiscal quarter. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to repay our indebtedness and comply with the restrictive and financial maintenance covenants will be dependent on, among other things, the successful execution of our turnaround strategy. If we require additional capacity under the restrictive covenants to successfully execute our turnaround strategy or if we are unable to comply with the financial maintenance covenants, we will need to seek an amendment from a majority of the holders of the Notes. No assurances can be given that we will be successful in obtaining such an amendment and any failure to obtain such an amendment will have a material adverse effect on our business operations and our financial results.

Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take certain actions, including reducing spending on day-to-day operations, reducing future financing for working capital, capital expenditures and general corporate purposes, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired. The trustee or holders of our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt, including the Notes. Additionally, our leverage could put us at a competitive disadvantage compared to our competitors that are less leveraged. These competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. Our leverage could also impede our ability to withstand downturns in our industry or the economy in general.

We have a history of operating losses and may not achieve or maintain profitability and positive cash flow.

We have incurred negative cash flows from operations and net losses for several years and have an accumulated deficit as of June 30, 2019, due to an increased competitive environment, increased expenses due to the proposed C-Corporation Conversion and increases in professional fees and compliance costs. To the extent that we continue to have negative operating cash flow in future periods, we may not have sufficient liquidity and we may not be able to successfully implement our turnaround strategy. We cannot predict if or when we will operate profitably and generate positive cash flows.

The prohibition on incurring additional debt in the Indenture for the Notes, as well as future operating results, may require use to issue additional equity securities to finance our working capital and capital expenditure needs. Any such equity issuance may be at a price less than the subscription price, which would result in dilution to your interest in the Partnership.

The Indenture prohibits us from incurring additional debt, including to fund working capital and capital expenditures, subject to limited exceptions. This prohibition may require us to issue additional equity securities, which may be in the form of additional preferred units or common units, in order to provide us with sufficient cash to fund our working capital, liquidity and capital expenditure needs. There can be no assurance as to the price and terms on which such equity securities may be issued, and your equity interest in the Partnership may be materially diluted. Furthermore, there can be no assurances that we will be able to issue additional equity on any terms, in which case we may not have sufficient cash to fund our working capital, liquidity and capital expenditure needs and we may be unable to comply with one or more of the financial covenants in the Indenture.

Restrictions in the Indenture for the Notes prohibit us from making distributions to you.

The Indenture prohibits us from making distributions to you. As a result, you will be able to achieve a return on your investment in the common units purchased in this rights offering only if the common units trade at a premium to the subscription price of $1.20 per common unit.

We must comply with covenants in the Indenture for the Notes. Failure to comply with these covenants, which may result from events that are not within our control, may result in an Event of Default under the Indenture, which would have a material adverse effect on the business and financial condition of the Partnership and on the trading price of our common units.

The operating and financial restrictions and covenants in the Indenture restrict our ability to finance future operations or capital needs, including working capital and other liquidity, or to expand or pursue our business activities. For example, the Indenture requires us to comply with various affirmative covenants regarding, among other matters, maintenance and investment of trust funds and trust accounts into which certain sales proceeds are required by law to be deposited, minimum liquidity and other covenants. The Indenture also includes other restrictive and financial maintenance covenants including, but not limited to:

•	covenants that, subject to certain exceptions, limit our ability to:

•	incur additional indebtedness, including entering into a working capital facility;

•	grant liens;

•	engage in certain sale/leaseback, merger, consolidation or asset sale transactions;

•	make certain investments;

•	pay dividends or make distributions;

•	engage in affiliate transactions;

•	amend our organizational documents;

•	make capital expenditures; and

•	covenants that require us to maintain:

•	a minimum liquidity level on a rolling ten business day basis;

•	a minimum interest coverage ratio on a trailing twelve month basis as of each fiscal quarter end; and

•	a minimum asset coverage ratio as of each fiscal quarter end.

The Indenture also provides for certain events of default, the occurrence and continuation of which could, subject to certain conditions, cause all amounts owing under the Notes to become due and payable, including but not limited to the following:

•	our failure to pay any interest on any senior secured note when it becomes due and payable that remains uncured for five business days;

•	our failure to pay the principal on any of the Notes when they become due and payable, whether at the due date thereof, at a date fixed for redemption, by acceleration or otherwise;

•

our failure to comply with the agreements and covenants relating to maintenance of our legal existence, providing notice of any default or event of default or use of proceeds from the sale of the Notes or any of the restrictive or financial maintenance covenants in the Indenture;

•

our failure to comply with any other agreements or covenants contained in the Indenture or certain other agreements executed in connection with the Indenture that remains uncured for a period of 15 days after the earlier of written notice and request for cure from the Trustee or holders of at least 25% of the aggregate principal amount of the Notes;

•	the acceleration of, or the failure, to pay at final maturity indebtedness (other than the Notes) in a principal amount exceeding $5.0 million;

•	the occurrence of a Change in Control (as defined in the Indenture);

•	certain bankruptcy or insolvency proceedings involving an Issuer or any subsidiary;

•	the C-Corporation Conversion shall not have occurred on or before March 31, 2020 and such default remains uncured for a period of five business days; and

•

failure by the Partnership or any subsidiary to maintain one or more licenses, permits or similar approvals for the conduct of its business where the sum of the revenue associated therewith represents the lesser of (i) 15% of the Partnership’s and its subsidiaries’ consolidated revenue and (ii) $30.0 million, and such breach is not cured within 30 days.

At the option of holders holding a majority of the outstanding principal amount of the Notes (and automatically upon any default for failure to pay principal of the Notes when due and payable or certain bankruptcy or insolvency proceedings involving an Issuer), the interest rate on the Notes will increase to 13.50% per annum, payable in cash.

Our ability to comply with the covenants and restrictions contained in the Indenture may be affected by events beyond our control, including prevailing economic, financial and industry conditions. As a result of changes in market or other economic conditions, our ability to comply with these covenants may be impaired.

If we violate any of the restrictions, covenants, ratios or tests in our Indenture, or fail to pay amounts thereunder when due, the trustee or the holders of at least 25% of the outstanding principal amount of our Notes will be able to accelerate the maturity of all amounts due under the Notes, cause cross-default and demand repayment of amounts outstanding. We might not have, or be able to obtain, sufficient funds to make these accelerated payments, and the failure to make such payments would have a material adverse effect on our business operations and our financial results. Additionally, any subsequent replacement of our debt obligations or any new indebtedness could have similar or greater restrictions.

Our merchandise and perpetual care trust funds own investments in equity securities, fixed income securities and mutual funds, which are affected by financial market conditions that are beyond our control.

Pursuant to state law, a portion of the proceeds from pre-need sales of merchandise and services is put into merchandise trusts until such time that the Partnership meets the requirements for releasing trust principal, which is generally delivery of merchandise or performance of services. In addition, the Indenture also provides certain limitations on how the assets in the merchandise trusts may be invested. Generally, a majority of the investment earnings generated by the assets in the merchandise trusts, including realized gains and losses, generally are deferred until the associated merchandise is delivered or the services are performed.

Also, pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. The perpetual care trust principal does not belong to the Partnership and must remain in this trust in perpetuity while interest and dividends may be released and used to defray cemetery maintenance costs.

We have hired an outside manager to manage these trust assets. There is no guarantee this manager will achieve its objectives and deliver adequate returns, and its investment choices may result in losses. In addition, our returns on these investments are affected by financial market conditions that are beyond our control. If the investments in our trust funds experience significant declines, there could be insufficient funds in the trusts to cover the costs of delivering services and merchandise. Pursuant to state law, we may be required to cover any such shortfall in merchandise trusts with cash flows from operations, which could have a material adverse effect on our financial condition, results of operations or cash flows.

If the fair market value of these trusts, plus any other amount due to us upon delivery of the associated contracts, were to decline below the estimated costs to deliver the underlying products and services, we would record a charge to earnings to record a liability for the expected losses on the delivery of the associated contracts.

Our ability to use our Net Operating Losses and other Tax Assets is uncertain.

As of December 31, 2018, our corporate subsidiaries had net operating loss (“NOL”) carryforwards of approximately $396.6 million for U.S. federal income tax purposes and substantial similar tax assets at the state levels. However, on June 27, 2019, we closed the Recapitalization Transactions. Along with other previous transfers of our interests, we believe the Recapitalization Transactions caused an “ownership change” for income tax purposes with respect to our corporate subsidiaries, which may significantly limit the corporate subsidiaries’ ability to use NOLs and certain other tax assets to offset future taxable income, possibly reducing the amount of cash available to our corporate subsidiaries and us to satisfy our obligations.

We are involved in Legal Proceedings.

We are involved in the disputes and legal proceedings as discussed in Part I. “Item 1. Financial Information—Notes to the Unaudited Condensed Consolidated Financial Statements—Note 11 Commitments and Contingencies” of our Quarterly Report on Form 10-Q for the six months ended June 30, 2019. Although Anderson v. StoneMor Partners, LP, et al., No. 2:16-cv-6111 was dismissed by the District Court of Pennsylvania, and that dismissal was affirmed by the Third Circuit on June 20, 2019, a petition for rehearing has been filed with the Third Circuit, and we remain a party to other ongoing litigation against us. In addition, as a public company, we are also potentially susceptible to litigation, such as claims asserting violations of securities laws. Any such claims, with or without merit, if not resolved, could be time-consuming and result in costly litigation. There can be no assurance that an adverse result in any future proceeding would not have a potentially material adverse impact on our business, results of operations or financial condition. For additional information, please see Part I. “Item 1. Financial Information—Notes to the Unaudited Condensed Consolidated Financial Statements—Note 11 Commitments and Contingencies” of our Quarterly Report on Form 10-Q for the six months ended June 30, 2019 filed on August 9, 2019.

Our ability to generate preneed sales depends on a number of factors, including sales incentives and local and general economic conditions.

Significant declines in preneed sales would reduce our backlog and revenue and could reduce our future market share. On the other hand, a significant increase in preneed sales can have a negative impact on cash flow as a result of commissions and other costs incurred initially without corresponding revenue.

We are continuing to refine the mix of service and product offerings in both our funeral and cemetery segments, including changes in our sales commission and incentive structure. These changes could cause us to experience declines in preneed sales in the short-run. In addition, economic conditions at the local or national level could cause declines in preneed sales either as a result of less discretionary income or lower consumer confidence. Declines in preneed cemetery property sales reduces current revenue, and declines in other preneed sales would reduce our backlog and future revenue and could reduce future market share.

Risks Related to this Offering

The market price of our common units is volatile and may decline before or after the subscription rights expire.

The market price of our common units could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow; the nature and content of our earnings releases and our competitors’ earnings releases; actions taken by our customers and competitors; changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks; changes in capital markets that affect the perceived availability of capital to companies in our industries; governmental legislation or regulation; and general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common units will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy common units in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common units at a price equal to or greater than the subscription price. Until common units are delivered upon expiration of the rights offering, you will not be able to sell the common units that you purchase in the rights offering. Certificates (physical, electronic or book entry from) representing common units purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of subscription rights.

Your interest in our company may be further diluted as a result of this offering.

Common unitholders who do not fully exercise their respective rights will not benefit from the opportunity to reduce the dilution of their interest that resulted from the Recapitalization Transactions, and should expect that they will, at the completion of this rights offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire common units pursuant thereto to realize any value that may be embedded in the subscription rights.

This rights offering may cause the price of our common units to decrease.

Depending upon the trading price of our common units at the time of our announcement of the announcement of the rights offering and its terms, including the subscription price, together with the number of common units we propose to issue and ultimately will issue if this rights offering is completed, the rights offering may result in an immediate decrease in the market value of our common units. This decrease may continue after the completion of this rights offering. If that occurs, you may have committed to buy common units in the rights offering at a price greater than the prevailing market price. Furthermore, if a substantial number of subscription rights are exercised and the holders of the common units received upon exercise of those subscription rights choose to sell some or all of those common units, the resulting sales could depress the market price of our common units. Your purchase of common units in the rights offering may be at a price greater than the prevailing trading price. There is no assurance that following the exercise of your rights you will be able to sell your common units at a price equal to or greater than the subscription price.

You could be committed to buying common units above the prevailing market price.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. We cannot assure you that the market price of our common units will not decline prior to the expiration of this rights offering or that a subscribing rights holder will be able to sell common units purchased in this rights offering at a price equal to or greater than the subscription price.

We may issue additional securities, which could further dilute the ownership percentage of holders of our common units.

After completion of the rights offering, we may issue additional securities to raise additional capital and if we do, the ownership percentage of holders of our common units could be further diluted.

The subscription price determined for this rights offering is not an indication of the fair value of our common units.

In connection with our entry into the Series A Purchase Agreement, we set the subscription price of $1.20 per common unit through negotiations between our general partner and our largest common unitholder. The subscription price does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the fair value of our common units. After the date of this prospectus supplement, our common units may trade at prices above or below the subscription price.

If we terminate this rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If this rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the Subscription Agent. If we terminate this rights offering and you have not exercised any rights, such rights will expire worthless.

Our common units price may be volatile as a result of this rights offering.

The trading price of our common units may fluctuate substantially. The price of the common units that will prevail in the market after this rights offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of our securities;

•	actual or anticipated changes or fluctuations in our operating results;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic conditions and trends;

•	competitive factors;

•	loss of key supplier or distribution relationships; or

•	departures of key personnel.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of common units who desire to purchase common units in this rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended. If you are a beneficial owner of common units and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the Subscription Agent to exercise the rights granted in this rights offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended. We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertake to contact you concerning an incomplete or incorrect subscription form or payment nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase common units in this rights offering.

Any uncertified check used to pay for common units to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for common units by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the common units you wish to purchase.

We do not expect the rights offering to be a taxable event to our unitholders.

While no controlling authority addresses the taxability of the rights offering, we expect that our unitholders will not recognize taxable income as a result of the receipt of non-transferable rights to purchase our common units. However, the issue is not free from doubt, and if the IRS disagrees with our position, our unitholders could be required to recognize taxable income as a result of the rights offering

If you exercise your subscription rights, you may receive a gross income allocation that may materially increase the net income allocated to you.

If you exercise your subscription rights, you may receive an allocation of gross income equal to the amount by which (i) an existing common unitholder’s capital account (as adjusted to reflect the fair market value of our assets) at the time of exercise exceeds (ii) the exercise price, which may materially increase the net income or reduce the net loss allocated to you. Because gross income allocations to exercising subscription rights holders would reduce the net income otherwise allocable to existing common unitholders (partially offsetting the gross income allocation), the higher the level of participation in the rights offering, the lesser the net effect of these gross income allocations will be upon you or any particular exercising subscription right holder. However, it is possible that the full gross income allocation will be taxable to those who exercise their subscription rights.

In some circumstances, you may recognize income or gain as a result of the exercise of subscription rights by other unitholders.

If you do not exercise your subscription rights, a portion of our liabilities currently allocable to you and our other existing common unitholders will be shifted to the holders of new common units issued upon the exercise of the subscription rights. Thus, to the extent that your share of our liabilities is reduced, including by failure to exercise the subscription rights, you will be deemed to have received a cash distribution equal to the amount by which your share of our liabilities is reduced, which is referred to as a “reducing debt shift.” Cash distributions made by us generally will not be taxable to you for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds your tax basis in your common units immediately before the distribution. You generally would not recognize taxable gain if your tax basis in your common units is positive without including any basis associated with your share of our liabilities. Cash distributions from us that are in excess of your tax basis generally will be considered to be gain from the sale or exchange of your common units. Thus, if a reducing debt shift results in a deemed cash distribution that exceeds your basis in your common units, you would recognize gain in an amount equal to such excess.

On June 27, 2019, we closed the Recapitalization Transactions. We expect that the Recapitalization Transactions and/or the rights offering has or will trigger an ownership change with respect to our corporate subsidiaries, which could significantly limit the corporate subsidiaries’ ability to use NOLs and certain other tax assets to offset future taxable income, possibly reducing the amount of cash available to our corporate subsidiaries and to us to satisfy our obligations.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such unitholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow holders of subscription rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

USE OF PROCEEDS

Assuming all subscription rights are exercised in full, the gross proceeds from this rights offering would be approximately $40.2 million. We expect estimated offering expenses of approximately $784,370. Any offering expenses incurred will be paid by the Partnership.

We intend to use all of the gross proceeds from this rights offering to redeem up to 33,487,904 preferred units from Axar and the other Purchasers. 18,595,429 of the preferred units purchased by Axar are not subject to redemption by us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2019:

•	on an actual basis;

•

as adjusted to give effect to this rights offering as if it had occurred on June 30, 2019, reflecting the sale of 33,487,904 common units, assuming all subscription rights are exercised, at the subscription price of $1.20 per common unit and the application of gross proceeds from the rights offering of approximately $40.2 million to the redemption of preferred units as set forth in “Use of Proceeds.”

The following table does not reflect any adjustments related to the C-Corporation Conversion.

We are unable to predict the actual level of participation in this rights offering. You should read this capitalization table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements and the accompanying notes thereto included in our Annual Report on 10-K and 10-K/A for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2019, which is incorporated herein by reference and in “—Use of Proceeds.” In addition, please see “Unaudited Pro Forma Financial and Operating Data” included in this prospectus.

	June 30, 2019
	Actual	Rights Offering(1)		Pro Forma
	(In Thousands)
Cash and cash equivalents, excluding restricted cash	$41,859	$(661	)(3)	$41,198

Restricted cash	20,095	—		20,095

Total cash, cash equivalents and restricted cash	$61,954			$61,293

Debt, at gross presentation:
9.875%/11.500% Senior Secured PIK Toggle Notes, due June 2024	371,547	—		371,547
Other debt	964	—		964

Total debt	372,511			372,511
Partners’ (deficit) capital:
Limited partners	(56,347)	36,309	(2)	(20,038)
General partner	(4,597)			(4,597)
Series A Preferred Units	57,500	(36,970	)(2)	20,530

Total partners’ (deficit) capital	(3,444)	(661)		(4,105)

Total	$431,021	$(1,322)		$429,699

(1)

Assumes all subscription rights are exercised. We are unable to predict the actual level of participation in this rights offering. Further, as discussed, we will not receive any of the cash proceeds from this rights offering and therefore, such cash is not reflected herein.

(2)	Reflects redemption of preferred shares, net of original discount and does not reflect the potential tax impact of the rights offering.
(3)

Represents transaction costs related to this rights offering that have not yet been recognized in the Partnership’s unaudited condensed consolidated balance sheet as of June 30, 2019. The transaction costs will be paid by the Partnership out of existing cash.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to each Qualified Holder, one non-transferable subscription right to purchase 1.24 common units for each common unit held by you as of 5:00 p.m., New York City time, on September 26, 2019, the record date of the rights offering. A maximum of 33,487,904 common units will be issued in the rights offering.

Subscription Right

The subscription rights will entitle each Qualified Holder the right to purchase 1.24 common units at a subscription price of $1.20 per common unit for each common unit held by you as of the record date. For example, if you owned 1,000 common units as of 5:00 p.m., New York City time, on the record date, you would receive subscription rights to purchase an aggregate of up to 1,240 common units. You may exercise the subscription right of any number of your subscription rights, all of your subscription rights, or you may choose not to exercise any of your subscription rights.

If you hold certificated units, you must deliver payment and a properly completed and signed rights certificate to the Subscription Agent to be received before 5:00 p.m., New York City time, on October 25, 2019. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. See “How do I exercise my subscription rights?.”

If you hold your common units through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the common units you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common units you wish to purchase. You will not receive a subscription rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date that we have established for the rights offering on October 25, 2019. See “—What should I do if I want to participate in the rights offering, but my common units are held in the name of a custodian bank, broker, dealer or other nominee?.”

We will not issue fractional common units.

If the aggregate number of subscription rights you receive would otherwise permit you to purchase a fraction of a common unit, the number of common units that you may purchase will be rounded down to the nearest whole unit (and a 0.5 common unit will be rounded to the next higher common unit).

Minimum Subscription Requirement

There is no minimum subscription requirement. We will consummate this rights offering regardless of the amount raised from the exercise of subscription rights.

Maximum Offering Size

We will not issue more than 33,487,904 common units pursuant to this rights offering. This amount represents the aggregate number of common units that can be purchased assuming all subscription rights are exercised.

Limitation on Exercise of Subscription Right

In the event that the exercise by a unitholder of a subscription right could, as determined by us in our sole discretion, potentially results in a limitation on our ability to use NOLs, tax credits and other tax attributes, which we refer to as the “Tax Attributes” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, we may, but are under no obligation to, reduce the exercise by such unitholder of the subscription right to such number of common unit as we in our sole discretion shall determine to be advisable in order to preserve our ability to use the Tax Attributes.

Commitment of Officers and Directors

All Qualified Holders of our common units as of the record date for this rights offering, will receive, at no charge, the non-transferable subscription rights to purchase common units as described in this prospectus. To the extent that our officers, directors and significant unitholders, other than holders who are not Qualified Holders, hold common units as of the record date, they will receive subscription rights and, while they are under no obligation to do so, will be entitled to participate in this rights offering. Axar, the other Purchasers in the Preferred Placement and their affiliates and AIM and its affiliates are not permitted to participate in the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering to raise capital that we intend to use to redeem up to 33,487,904 of our preferred units issued in the Preferred Placement. The rights offering is intended to provide an opportunity to our common unitholders to reduce the dilution of their interest in the Partnership resulting from the Preferred Placement on terms consistent with the conversion price of the preferred units agreed by the Purchasers. The Preferred Placement was executed as a private placement to enable a timely closing of the Recapitalization Transactions to occur before June 30, 2019, the funding of which was a condition precedent to the closing of the Notes. See “—Use of Proceeds”.

Methods of Exercising Subscription Rights

Please carefully read the instructions accompanying the subscription rights certificate and follow those instructions in detail. Do not send subscription rights certificates to us.

If you send documents and payments by mail, we recommend that you use registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or the Subscription Agent’s bank. If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Subscription by Registered Holders

If you are a shareholder of record and you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the Subscription Agent before 5:00 p.m., New York City time, on October 25, 2019.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the Subscription Agent of your subscription documents, subscription rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the Subscription Agent so that they are received by the Subscription Agent by 5:00 p.m., New York City time, on October 25, 2019. See “—The Subscription Rights—Subscription Right”.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of the Depository Trust Company (“DTC”). If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC or having your broker instruct DTC to transfer your subscription rights from your account to the account of the Subscription Agent, together with certification as to the aggregate number of subscription rights you are exercising, the number of common units you are subscribing for under your subscription right and your full subscription payment.

Subscription by Beneficial Owners

If you hold your common units through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the common units you wish to purchase. You will not receive a subscription rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., New York City time, October 25, 2019 expiration date that we have established for the rights offering.

Payment Method

Your payment of the subscription price in the rights offering must be made in U.S. dollars for the full number of shares of common units that you wish to acquire. Your payment must be delivered in one of the following ways:

•	uncertified personal check payable to “American Stock Transfer & Trust, LLC”; or

•	wire transfer of same day funds using the following wire instructions:

For the Benefit Of:	American Stock Transfer & Trust Company, LLC, as Subscription Agent
Bank:	JPMorgan Chase Bank, 55 Water Street, New York, New York 10005
Account Number:	530-354616 American Stock Transfer FBO StoneMor Partners, with reference to the rights holder’s name.
ABA Number:	#021000021

If you wish to make payment by wire transfer, you must reference the account number listed on your subscription rights election form.

Your payment will be considered received by the Subscription Agent only upon:

•	clearance of any personal check deposited by the Subscription Agent; or

•	receipt by the Subscription Agent of any wire transfer of same day funds.

If you are paying by personal check, please note that payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which could take at least five or more business days. If you wish to pay the subscription price by personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the Subscription Agent and clears by the expiration of the rights offering period.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the Subscription Agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. If we do not apply your full subscription payment to your purchase of common units, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on October 25, 2019, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend the rights offering if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then unitholders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

We may in our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering and for any reason. In the event the rights offering is cancelled, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. In the event that the rights offering is cancelled, we will issue a press release notifying unitholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such unitholder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow unitholders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

Subscription Price

In determining the subscription price, our board of directors considered a number of factors, including third party negotiations with the Purchasers of the preferred units. The subscription price was established at a price of $1.20 per full common unit. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common units to be offered in the rights offering. We cannot give any assurance that our common units will trade at or above the subscription price in any given time period. We also cannot assure you that you will be able to sell common units purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common units before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the unitholders of such event, all affected subscription rights will expire without value and all excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Cancellation Rights

Although we do not presently intend to do so, our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying unitholders of the cancellation and all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Subscription Agent

The Subscription Agent for this offering is American Stock Transfer and Trust Company, LLC. The address to which subscription documents, subscription rights certificates and subscription payments other than wire transfers should be mailed or delivered is:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If you deliver subscription documents or subscription rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the common units or for additional copies of this prospectus to the information agent, D.F. King & Co., Inc., at 1-800-967-4607.

Fees and Expenses

We will pay all fees charged by the Subscription Agent and the information agent in connection with the rights offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights.

No Fractional Common Units

We will not issue fractional common units or cash in lieu of fractional common units. Fractional common units resulting from the exercise of the subscription rights will be eliminated by rounding down to the nearest whole common unit, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the U.S., subject to standards and procedures adopted by the Subscription Agent, unless:

•	your subscription rights certificate provides that common units are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program, whose participants include more than 7,000 U.S. and Canadian financial institutions;

•	Stock Exchanges Medallion Program, whose participants include the regional stock exchange member firms and clearing and trust companies; and

•

New York Stock Exchange Medallion Signature Program, whose participants include NYSE member firms. If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion signature guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee your signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds common units for the account of others on the record date, you should notify the beneficial owners of the common units for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain subscription instructions from the beneficial owner, as set forth in the subscription instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it to the Subscription Agent with the proper subscription payment. If you hold common units for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common units on the record date, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” which is provided with your rights offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of common units or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common units directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on NYSE or on any stock exchange or market or on the Over-the-Counter Bulletin Board.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the Subscription Agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and the full subscription payment have been received by the Subscription Agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The Subscription Agent will hold funds received in payment for common units in a segregated account pending completion of the rights offering. The Subscription Agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the terms of the rights offering.

Unitholder Rights

You will have no rights as a holder of the common units you purchase in the rights offering, if any, until the common units are issued to you by crediting your book-entry account by our transfer agent or your account at your nominee is credited with the shares of our common units purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, the full subscription payment and any other required documents to the Subscription Agent.

Foreign Unitholders

We will not mail this prospectus or subscription rights certificates to unitholders with addresses that are outside the U.S. or that have an army post office or foreign post office address. The Subscription Agent will hold these subscription rights certificates for these foreign unitholders’ accounts. To exercise subscription rights, our foreign unitholders must notify the Subscription Agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the Subscription Agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such unitholder.

No Revocation or Change

Once you submit the subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common units at the subscription price.

Regulatory Limitation

We will not be required to issue to you common units pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such common units and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

Unitholders should not recognize taxable income as a result of the receipt subscription rights pursuant to the rights offering. Please read “—Material U.S. Federal Income Tax Consequences” for more information.

No Recommendation to Subscription Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. See “—Risk Factors” for a discussion of some of the risks involved in investing in our common units.

Listing

The subscription rights will not be listed for trading on NYSE or any stock exchange or market. The common units issuable upon exercise of the subscription rights will trade on NYSE under the symbol “STON”.

Common Units Outstanding After the Rights Offering

As of September 20, 2019, the business day prior to the date of this registration statement, we had 39,565,454 common units issued and outstanding. We will issue a maximum of 33,487,904 common units in the rights offering through the exercise of subscription rights. Assuming that the rights offering is fully subscribed, gross proceeds thereof are used to redeem 33,487,904 preferred units, and we do not issue any additional common units after the record date, we anticipate that we will have approximately 73,053,358 common units outstanding and approximately 91,696,345 common units outstanding on a fully diluted basis, including 18,595,429 units issuable upon conversion of the preferred units that remain outstanding. The remaining 18,595,429 shares of preferred units held by Axar are convertible at Axar’s option at any time beginning 10 days after completion of this offering and shall automatically be converted upon consummation of the C-Corporation Conversion.

Our largest unitholder, Axar, owns, as of the record date, 7,748,435 common units and 39,764,491 preferred units, which are convertible, commencing 10 days following completion of this rights offering, into 18,595,429 common units. These holdings represent approximately 52% of the common units outstanding on a fully diluted basis. Assuming that the rights offering is fully subscribed, and the gross proceeds are used to redeem 33,487,904 preferred units, Axar will own 7,748,435 common units and 18,595,429 preferred units, which are convertible, commencing 10 days following completion of this rights offering, representing approximately 29% of the common units outstanding on a fully diluted basis.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so nor are we distributing or accepting any offers to purchase any common units from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any common units you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF THE COMMON UNITS

As of September 20, 2019, we had 39,565,454 outstanding common units, representing a 98.89% limited partner interest, a 1.04% general partner interest and incentive distribution rights.

The following is a summary of certain provisions of our partnership agreement. A copy of our partnership agreement is included in our other SEC filings and incorporated by reference in this prospectus.

Issuance of Additional Units

Our partnership agreement authorizes us to issue an unlimited number of additional common units and other equity securities for consideration and on the terms and conditions determined by our general partner without the approval of the unitholders, subject to certain exceptions, as more particularly set forth in our partnership agreement.

We may issue an unlimited number of common units without the approval of the unitholders as follows:

•	in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis;

•

if the proceeds of the issuance will be used to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with the retirement;

•

the redemption of common units or other equity interests of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us;

•	upon conversion of units of equal rank with the common units into common units under certain circumstances;

•	in the event of a combination or subdivision of common units; or

•	under employee benefit plans.

It is possible that we will issue additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash, if any. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. As described more fully below under “—Preferred Units,” the holder of a preferred unit is entitled to one vote for each common unit into which such preferred unit is convertible (whether or not such right to convert is exercisable at such time).

Generally, upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its current general partner interest in us. Our general partner has waived this right in connection with this rights offering.

Limited Liability

Participation in the Control of Our Partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner, if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of claim in Delaware case law.

Unlawful Partnership Distributions

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that are unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Given our level of cash and cash equivalents, to preserve capital resources and liquidity, the board of directors of the general partner concluded that it was not in the best interest of unitholders to pay distributions to unitholders after the first quarter of 2017. In addition, the Indenture effectively prohibits us from making distributions to unitholders.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business

Our subsidiaries conduct business in 27 states and Puerto Rico and may conduct business in other states in the future. Maintenance of our limited liability, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company and/or our subsidiaries conduct business. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership, limited liability company or corporation statute or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the laws of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner determined by our general partner to be necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

Certain actions require the approval of the holders of a majority of our common units. The actions that require the approval of a unit majority include:

•	certain amendments to our partnership agreement;

•	the merger of our partnership or the sale of all or substantially all of our assets;

•

amendments to the limited liability company agreement of our operating company and other actions taken as sole member of our limited liability company, if such amendment or other action would adversely affect our limited partners or any particular class of our limited partners in any material respect; and

•	the dissolution of our partnership and the reconstitution of our partnership upon dissolution.

In addition, the removal of our general partner requires not less than 66 2⁄3% of the outstanding units, including units held by our general partner and its affiliates.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “—Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then-outstanding, unitholders or assignees who are record holders of units on the record date are entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

The preferred units have voting rights that are identical to the voting rights of holders of common units and vote with the common units as a single class on an as-converted basis.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then-outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

The foregoing limitation on voting will not apply to the holders of preferred units with respect to their ownership (beneficial or record) of preferred units or common units issued upon conversion thereof or any holder of preferred units in connection with any vote, consent or approval of the preferred units as a separate class.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner, unless the arrangement between the beneficial owner and his nominee provides otherwise. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Preferred Units

On June 27, 2019, we amended and restated our agreement of limited partnership to establish the preferred units as a class of interests in the Partnership. The preferred units have the following rights, preferences and privileges, among others as set forth in our partnership agreement:

•

Conversion: The preferred units are convertible at the option of the holders thereof at any time beginning 10 days after completion of this rights offering and shall automatically be converted upon consummation of the C-Corporation Conversion, in each case at an initial conversion rate of one common unit or one share of common stock, as applicable, for each preferred unit. Subject to customary exceptions, the conversion rate for each preferred unit is subject to adjustment (a) proportionately, in the event of distributions made in the form of interests in the Partnership, any split, combination or similar recapitalization of common units and certain other specified transactions with respect to interests in the Partnership, (b) upon any issuance or deemed issuance by the Partnership prior to consummation of this rights offering of common units for a price per common unit less than the Series A Liquidation Preference (as defined herein), to the rate determined by dividing the Series A Liquidation Preference by the price per common unit in such issuance or deemed issuance and (c) upon any issuance or deemed issuance by the Partnership after consummation of this rights offering of common units for a price per common unit less than the Series A Liquidation Preference, to a rate determined on a weighted average anti-dilution adjustment basis.

•

Voting: The holder of a preferred unit is entitled to one vote for each common unit into which such preferred unit is convertible (whether or not such right to convert is exercisable at such time). The holders of preferred units are entitled to vote as a single class with the holders of common units on all matters submitted to the limited partners for a vote. In addition, the affirmative vote of the holders of at least 60% of the outstanding preferred units is required to:

•

amend our partnership agreement or the Partnership’s Certificate of Limited Partnership if such amendment would be adverse (other than in a de minimus manner) to any of the rights, preferences or privileges of the preferred units;

•	pay any distribution from Capital Surplus (as defined in our partnership agreement); or

•

issue any class or series of interest in the Partnership that, with respect to distributions, is senior to or pari passu with the preferred units, or modify the terms of any existing class or series of interest in the Partnership to so provide.

•

Distributions: Holders of preferred units are entitled to participate in any distributions made to holders of common units on an as-converted basis (whether or not such right to convert is exercisable at such time), and any such distributions with respect to preferred units shall be excluded in calculating the distributions or allocations of income or gain to holders of incentive distribution rights under our partnership agreement.

•

Redemption: Upon completion of this offering, the Partnership is obligated to use 100% of the gross proceeds thereof to redeem up to 33,487,904 preferred units held by Axar and the other Purchasers at a redemption price of $1.20 per preferred unit. The remaining 18,595,429 shares of preferred units held by Axar are convertible at the option of the holders thereof at any time beginning 10 days after completion of this offering and shall automatically be converted upon consummation of the C-Corporation Conversion.

•

Liquidation: Upon any liquidation, dissolution or winding up of the Partnership, holders of preferred units are entitled to receive a payment of $1.20 per preferred unit (the “Series A Liquidation Preference”) before payments are made to any other class or series of interest in the Partnership ranking junior to the preferred units, including common units.

•	Restrictions on Transfer: Holders of preferred units may not transfer such preferred units other than to one or more affiliates without the approval of the Partnership.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record unitholders, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him/her in determining his/her federal and state tax liability and filing his federal and state income tax returns, regardless of whether he/she supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash and a description and statement of the agreed value of any other property or services that were contributed or are to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Listing

Our common units are traded on the NYSE under the symbol “STON.”

Transfer Agent and Registrar Duties

American Stock Transfer and Trust Company, LLC serves as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following fees that will be paid by holders of our common units:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit, and

•	other similar fees or charges.

There will be no charge to holders of our common units for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Any transfer of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in our partnership agreement; and

•	gives the consents and approvals contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any unrecorded transfer for which a completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification with respect to itself and any beneficial holders; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

The transferor of common units will have a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor will not have a duty to insure the execution of the transfer application and certification by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application and certification to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Holders of preferred units may not transfer such preferred units other than to one or more affiliates without the approval of the Partnership.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. A copy of our partnership agreement is included in our other SEC filings and incorporated by reference in this prospectus.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of our Partnership Agreement Relating To Cash Distributions;”

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;”

•	with regard to the establishment and terms of the preferred units as a class of interests in the Partnership, please read “—Description of the Common Units—Preferred Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “—Material U.S. Federal Income Tax Consequences.”

If the C-Corporation Conversion is approved by a majority of the outstanding unitholders, the holders of common units and preferred units outstanding immediately prior to the effective time of the Merger will receive common stock of our converted GP, or the C-Corporation, as part of the merger consideration. The C-Corporation’s Certificate of Incorporation and Bylaws will be described in detail in a proxy statement and registration statement to be filed by the Partnership and GP, respectively, with the SEC following the completion of this rights offering.

Organization and Duration

Our partnership was formed on April 2, 2004 and has a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us, our operating company or its subsidiaries to engage in activities other than the ownership and operation of cemeteries and funeral homes, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for some types of amendment of, and consents and waivers under, our partnership agreement. Please read “—Amendment of the Partnership Agreement” below.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” As of the date of this rights offering, our general partner will be entitled to 2% of the distributions on our common units. If we issue additional units in the future, our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its percentage interest. If the general partner does not contribute a proportionate amount of capital to us, its general partner interest will be reduced to reflect the amount of capital it has contributed to us relative to the total amount of capital contributions to us.

Limited Liability

Participation in the Control of Our Partnership

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of claim in Delaware case law.

Unlawful Partnership Distributions

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that are unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business

Our subsidiaries will initially conduct business in 12 states and may conduct business in other states in the future. Maintenance of our limited liability, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership, limited liability company or corporation statute or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the laws of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner determined by our general partner to be necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the unitholder vote specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units and the preferred units, on an as-converted basis.

In voting their common units and preferred units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Amendment of the limited liability company agreement of our operating company and other action taken as sole member of our limited liability company	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read “—Amendment of the Partnership Agreement—Action Relating to the Operating Company.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner	The general partner may voluntarily withdraw from the Partnership by giving at least 90 days’ advance notice to the unitholders. Please read “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2⁄3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	The general partner may transfer all or any of its general partner interest without unitholder approval. In connection with the C-Corporation Conversion, our general partner interest will be converted in common units and exchanged for shares of common stock in the C-Corporation.

Transfer of incentive distribution rights	The general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval. In connection with the C-Corporation Conversion, all of the incentive distribution rights will be cancelled in accordance with the terms of the Merger Agreement. Please read “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional common units and other equity securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders, subject to certain exceptions, as more particularly set forth in our partnership agreement.

We may issue an unlimited number of common units without the approval of the unitholders as follows:

•	in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis;

•

the redemption of common units or other equity interests of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us;

•	upon conversion of units of equal rank with the common units into common units under some circumstances;

•	in the event of a combination or subdivision of common units; or

•	under employee benefit plans.

It is possible that we will issue additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets. As described more fully under “—Description of our Common Units—Preferred Units”, the holder of a preferred unit is entitled to one vote for each common unit into which such preferred unit is convertible (whether or not such right to convert is exercisable at such time).

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled.

Our partnership agreement does prohibit us from issuing additional partnership interests that rank senior to the preferred units without the affirmative vote of 60% of the outstanding preferred units, subject to certain exceptions. In addition, subject to certain exceptions, our partnership agreement prohibits us from issuing additional partnership interests that rank pari passu with the preferred units without the affirmative vote of 60% of the outstanding preferred units.

Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 1.04% general partner interest in us. The general partner’s 1.04% interest in our distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.04% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Our general partner has waived the rights described above in connection with this rights offering.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. A proposed amendment will be effective upon approval by the holders of a “Unit Majority” (as such terms is defined in the partnership agreement), unless a greater or different percentage is required under the partnership agreement or by Delaware law.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option;

•	change the term of our partnership;

•	provide that we are not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority;

•

have a material adverse effect on the rights or preference of any class of partnership interests in relation to other classes of partnership interests, unless approved by at least a majority of the outstanding partnership interests of the class effected; or

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of a unit majority.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by the general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own approximately 56.7% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

subject to the limitations on the issuance of additional partnership securities described above, an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	certain mergers or conveyances specified in our partnership agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if the general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

reduce the amount payable or change the form of payment to the holders of preferred units upon the upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of our assets, or change the seniority of the liquidation preferences of the holders of preferred units in relation to the rights upon liquidation of the holders of any other class of limited partners;

•	make the preferred units redeemable or convertible at our option other than as set forth in our partnership agreement;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “—No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Actions Relating to our Operating Company

Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of our operating company to any amendment to the limited liability company agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. However, our general partner may decline to consent to any merger or consolidation of us free of any fiduciary duty or obligation whatsoever to us or the limited partners.

In addition, our general partner is generally prohibited, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	the sale, exchange or other disposition of all or substantially all of our assets and properties;

•	the entry of a decree of judicial dissolution of the partnership; or

•

the withdrawal or removal of our general partner or any other event that results in it ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a majority of the outstanding common units and preferred units, voting as a single class on an as-converted basis, may also elect, within specific time limitations, to reconstitute the partnership and continue its business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as a general partner an entity approved by a unit majority, subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in “Provisions of our Partnership Agreement Relating to Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind, if it determines that a sale would be impractical or would cause undue loss to our partners.

Upon any liquidation, dissolution or winding up of the Partnership, holders of preferred units are entitled to receive a payment of $1.20 per preferred unit before payments are made to any other class or series of interest in the Partnership ranking junior to the preferred units, including common units.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the previous sentence, our general partner may withdraw as general partner of our partnership without unitholder approval upon 90 days’ notice to the limited partners, if at least 50% of the outstanding common units and preferred units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and preferred units, voting as a single class on an as-converted basis, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding common units and preferred units, voting as a single class on an as-converted basis, agree in writing to continue our business and to appoint a successor general partner. Please see “—Termination and Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If the departing general partner and the successor general partner cannot agree upon the fair market value, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred for the termination of any employees employed by the departing general partner for our benefit.

Transfer of General Partner Interest

Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Incentive Distribution Rights

Our general partner, its affiliates or a subsequent holder may at any time transfer its incentive distribution rights to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner without unitholders approval.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove StoneMor GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner, the holders of preferred units with respect to their ownership (beneficial or record) of preferred units or common units issued upon conversion thereof or any holder of preferred units in connection with any vote, consent or approval of the preferred units as a separate class.

Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price.

The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “—Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then- outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast. Please read “—Non-Citizen Assignees; Redemption.”

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in our partnership, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then-outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner, unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee, and it will vote and exercise other powers attributable to common units owned by non-citizen assignees in the same ratios as the votes of limited partners on other units are cast. See “—Meetings; Voting” and “—Non-Citizen Assignees; Redemption.” Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See “—Description of the Common Units—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person that our general partner designates as an indemnitee for purposes of the partnership agreement.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner will determine the expenses that are allocable to us in good faith.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record unitholders, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash and a description and statement of the agreed value of any other property or services that were contributed or are to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees, if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of StoneMor GP LLC as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Quarterly Distributions of Available Cash

General

Within 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

Prior to the conversion of any preferred unit into a common unit, the record holder of any preferred unit will be entitled to receive any distribution made to a record holder of common units on an as-converted basis (regardless of whether the preferred units are convertible at such time) on the payment date thereof. Following a conversion, with respect to a distribution to be made to the record holder following such conversion, the record holder as of such common units into which such preferred unit was converted will be entitled to receive such distribution in respect of such converted common units on the payment date thereof.

Available cash for any quarter consists of cash on hand at the end of that quarter, plus cash on hand from working capital borrowings made after the end of the quarter but before the date of determination of available cash for the quarter, less cash reserves. Cash and other investments held in merchandise trusts and perpetual care trusts are not treated as available cash until they are distributed to us.

Given our level of cash and cash equivalents, to preserve capital resources and liquidity, the board of directors of the general partner concluded that it was not in the best interest of unitholders to pay distributions to unitholders after the first quarter of 2017. In addition, the Indenture effectively prohibits us from making distributions to unitholders.

General Partner Interest and Incentive Distribution Rights

Our general partner is currently entitled to 1.04% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s 1.04% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.04% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash we distribute from operating surplus in excess of $0.4625 per unit. The maximum distribution of 48.0% includes distributions paid to the general partner on its 1.04% general partner interest and assumes that the general partner maintains its general partner interest at 1.04%, but does not include any distributions that the general partner may receive on units that it owns.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus. We treat all available cash distributed as coming from operating surplus, until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.

Operating Surplus

Operating surplus consists of:

•	our cash balance as of the date of the closing of our initial public offering; plus

•	$5.0 million (as described below); plus

•	cash receipts from our operations, including cash withdrawn from merchandise and perpetual care trusts; plus

•	working capital borrowings made after the end of a quarter, but before the date of determination of operating surplus for that quarter; less

•	operating expenditures, including cash deposited in merchandise and perpetual care trusts, maintenance capital expenditures and the repayment of working capital borrowings; less

•	the amount of cash reserves for future operating expenditures and maintenance capital expenditures.

As reflected above, operating surplus includes $5.0 million in addition to our cash balance on the date of the closing of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $5.0 million of cash we receive in the future from non-operating sources, such as asset sales outside the ordinary course of business, sales of our equity and debt securities and long-term borrowings that would otherwise be distributed as capital surplus.

As described above, operating surplus is reduced by the amount of our maintenance capital expenditures, but not our expansion capital expenditures. For our purposes, maintenance capital expenditures are those capital expenditures required to maintain, over the long term, the operating capacity of our capital assets, and expansion capital expenditures are those capital expenditures that increase, over the long term, the operating capacity of our capital assets.

Examples of maintenance capital expenditures include costs to build roads and install sprinkler systems on our cemetery properties and purchases of equipment for those purposes and, in most instances, costs to develop new areas of our cemeteries. Examples of expansion capital expenditures include costs to identify and complete acquisitions of new cemeteries and funeral homes and to construct new funeral homes. Costs to construct mausoleum crypts and lawn crypts may be considered to be a combination of maintenance capital expenditures and expansion capital expenditures. Our general partner, with the concurrence of its conflicts committee, may allocate capital expenditures between maintenance capital expenditures and expansion capital expenditures and may determine the period over which maintenance capital expenditures will be subtracted from operating surplus.

As described above, operating surplus is reduced by the amount of our operating expenditures. Our partnership agreement specifically excludes certain items from the definition of operating expenditures, such as cash expenditures made for acquisitions or capital improvements, including, without limitation, all cash expenditures, whether or not expensed or capitalized for tax or accounting purposes, incurred during the first four years following an acquisition in order to bring the operating capacity of the acquisition to the level expected to be achieved in the projections forming the basis on which our general partner approved the acquisition. Examples of such cash expenditures include certain maintenance capital expenditures and cash expenditures that we believe are necessary to develop the pre-need sales programs of businesses or assets we acquire. Where cash expenditures are made in part for acquisitions or capital improvements and in part for other purposes, our general partner, with the concurrence of our conflicts committee, will determine the allocation between the amounts paid for each and the period over which cash expenditures made for other purposes will be subtracted from operating surplus.

Capital Surplus

All amounts of Available Cash (as defined in the partnership agreement) distributed by the partnership on any date from any source is deemed to be Operating Surplus (as defined in the partnership agreement) until the sum of all amounts of Available Cash distributed by the partnership to the partners pursuant to the partnership agreement equals the Operating Surplus from the Closing Date (as defined in the partnership agreement) through the close of the immediately preceding quarter. Any remaining amounts of Available Cash distributed by the partnership on such date is referred to as “Capital Surplus.”

The exception for sales of excess cemetery property in any four-quarter period generally is calculated by multiplying $1.0 million by a fraction, the numerator of which is the number of cemeteries and funeral homes owned and operated by us on the last day of the quarter in which the sale occurs and the denominator of which is 139.

Distributions of Available Cash from Operating Surplus

The following table illustrates the priority of distributions of Available Cash from operating surplus between the unitholders and our general partner. The amounts set forth in the table in the column titled “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column titled “Total Quarterly Distribution Target Amount per Common Unit,” until the available cash from operating surplus that we distribute reaches the next target distribution level, if any. The percentage interests shown for our general partner include its 1.04% general partner interest and assumes the general partner has contributed any additional capital required to maintain its 1.04% general partner interest and has not transferred the incentive distribution rights.

	Total Quarterly Distribution Target Amount per Common Unit and Subordinated Unit	Marginal Percentage Interest in Distributions
		Common and Subordinated Unitholders	General Partner (Including IDRs)
Minimum Quarterly Distribution	up to $0.4625	98.96%	1.04%
First Target Distribution	above $0.4625 up to $0.5125	98.96%	1.04%
Second Target Distribution	above $0.5125 up to $0.5875	85.96%	14.04%
Third Target Distribution	above $0.5875 up to $0.7125	75.96%	24.04%
Thereafter	above $0.7125	50.96%	49.04%

Distributions of Available Cash from Capital Surplus

We do not currently expect to make any distributions of available cash from capital surplus. However, to the extent that we make any distributions of available cash from capital surplus, they will be made in the following manner:

•

first, 98.96% to all common and subordinated unitholders, pro rata, and 1.04% to our general partner, until we have distributed for each common unit an amount of available cash from capital surplus equal to the initial public offering price;

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Holders of preferred units would participate in such distributions, if any, on an as converted basis.

The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the first target distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions.

If we distribute capital surplus on a unit in an amount equal to the initial unit price and have paid all arrearages on the common units, the target distribution levels will be reduced to zero. Once the target distribution levels are reduced to zero, all subsequent distributions will be from operating surplus, with 50.96% being paid to the holders of units and 49.04% to our general partner.

Adjustment of Target Distribution Levels

In addition to adjusting the target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is Available Cash for that quarter and the denominator of which is the sum of Available Cash for that quarter plus our general partner’s estimate of our aggregate liability for the income taxes payable by reason of that legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their respective capital account balances, as adjusted to reflect any taxable gain or loss upon the sale or other disposition of our assets in liquidation.

Any cash or cash equivalents available for distribution under the partnership agreement will be distributed with respect to the preferred units (up to the positive balances in the associated capital accounts) prior to any distribution of cash or cash equivalents to any class or series of partnership interests that, with respect to distributions upon liquidation of the partnership, ranks junior to the preferred units, including but not limited to common units.

The allocations of taxable gain upon liquidation are intended, to the extent possible, to allow the holders of common units and preferred units to receive proceeds equal to their unrecovered initial unit price for the quarter during which liquidation occurs prior to any allocation of gain to the common units and preferred units. There may not be sufficient taxable gain upon our liquidation to enable the holders of common units and preferred units to fully recover all of these amounts. Any additional taxable gain will be allocated in a manner intended to allow our general partner to receive proceeds in respect of its incentive distribution rights.

If there are losses upon liquidation, they will first be allocated to the general partner and then to the common units and the general partner interest until the capital accounts of the common units have been reduced to zero. Any remaining loss will be allocated to the general partner interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to recipients of subscription rights and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to recipients of subscription rights to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we,” “us,” or “the Partnership” are references to StoneMor Partners L.P.

This section does not address all U.S. federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes or other taxes that may be applicable. Furthermore, this section focuses on unitholders who are individual citizens or residents of the U.S. (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who do not materially participate in the conduct of our business activities, and who hold common units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations and partnerships (including entities treated as corporations or partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other common unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.

Accordingly, we encourage each holder of subscription rights to consult its own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from the receipt and exercise or lapse of its subscription rights, its ownership or disposition of our common units and potential changes in applicable tax laws.

Statements made herein are not opinions of counsel and may not be sustained by a court if contested by the Internal Revenue Service (“IRS”). Any such contest of the matters described herein may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner, because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, including through the exercise of rights received in the rights offering, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

The Rights Offering

Rights Distribution

Unitholders should not recognize taxable income as a result of the receipt of subscription rights pursuant to the rights offering. As a general matter, a distribution by us of property to a unitholder is not taxable to the unitholder, unless the distribution is of cash or marketable securities in amounts in excess of the unitholder’s tax basis in the units. In this case, the rights are being issued pro-rata to all common unitholders and are not transferable. As a consequence, we believe the subscription rights should not be treated as “marketable securities” within the meaning of Section 731(c) of the Code. Accordingly, we do not expect that our unitholders will recognize taxable income as a result of the receipt of the subscription rights. However, the issue is not free from doubt, and if the IRS takes a contrary position, all or a portion of our unitholders could be required to recognize taxable income as a result of the rights offering.

Exercise of Rights

Treatment of Exercising Rights Holders

Your initial per unit capital account with respect to the common unit issued upon the exercise of a subscription right will equal the amount of the subscription price (the “Right Contributed Capital”). Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of our common units to a purchaser of these common units. As a consequence, if the Right Contributed Capital with respect to your common units is less than a proportionate interest in the fair market value of our assets at such time (the “Fair Value Capital”) that is reflected at such time in the capital account of our existing common units, we may be required under the terms of our partnership agreement, to make a special allocation of gross income to you in order to equalize the capital accounts of all our common units. Any such allocation would increase your tax basis in your common units and thereby reduce any gain (or increase any loss) upon a subsequent sale of your common units.

Because the special gross income allocations to the holders of common units issued upon the exercise of the subscription rights will reduce the net income otherwise allocable to our general partner and unitholders, the net effect of these special gross income allocations to any exercising subscription rights holder will depend upon the level of participation among all holders of rights. Specifically, the higher the level of overall participation in the rights offering, the lesser the net effect of these gross income allocations will be upon the net income allocated to any exercising right holder.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, you will be unable to select high or low basis common units to sell as would be the case with corporate stock, but according to the regulations, you may designate specific common units sold for purposes of determining the holding period of common units transferred. If you elect to use the actual holding period of common units transferred, you must consistently use that identification method for all subsequent sales or exchanges of common units. You should consult your own tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Treatment of Non-Exercising Subscription Rights Holders

If you do not exercise your subscription rights, you will suffer a decrease in your percentage interest in us and, therefore, a decrease in your share of our liabilities. This, in turn, will result in a corresponding deemed distribution pursuant to Section 752 of the Code. As described below, you will not recognize taxable gain as a result of the shift in our liabilities if your tax basis in your common units is positive without including any basis associated with your allocable share of our liabilities. See “—Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts,” below, for a discussion regarding the impact of a reduction in the portion of our liabilities allocated to a unitholder.

Although there is no direct and controlling authority addressing your ability to recognize a loss upon failing to exercise or otherwise dispose of a subscription right, it is anticipated that no loss would be recognizable.

Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts

As a result of this rights offering, a portion of our liabilities currently allocable to our existing common unitholders will be shifted to the holders of new common units issued upon the exercise of the subscription rights. You will not recognize taxable gain as a result of the shift in our liabilities, if your tax basis in your common units is positive without including any basis associated with your allocable share of our liabilities.

Your initial tax basis in your common units consists of the amount you paid for your common units plus your share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss). Your basis is increased by allocations of income and decreased, but not below zero, by allocations of losses and any decreases in your share of our nonrecourse liabilities. Our nonrecourse liabilities generally are allocated among our unitholders based on each unitholder’s share of our profits. As stated above, this rights offering may result in a reduction in your allocable share of our liabilities, which is referred to as a “reducing debt shift.” In such case, you will be deemed to have received a cash distribution equal to the amount of the reducing debt shift.

Distributions made by us to you generally will not be taxable to you for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds your tax basis in your common units immediately before the distribution. Cash distributions from us that are in excess of your tax basis generally will be considered to be gain from the sale or exchange of your common units. Thus, if a reducing debt shift results in a deemed cash distribution that exceeds your basis in your common units, you would recognize gain in an amount equal to such excess. However, you generally would not recognize taxable gain if your tax basis in your common units is positive without including any basis associated with your share of our liabilities.

Taxation of the Partnership

Partnership Status

Currently, we are treated as a partnership for U.S. federal income tax purposes. The disclosure below only applies while we continue to be treated as a partnership for U.S. federal income tax purposes. We have entered into a Merger and Reorganization Agreement dated September 27, 2018, pursuant to which, among other things, we would convert to a corporation for U.S. federal income tax purposes. If the transactions contemplated by the Merger and Reorganization Agreement are consummated or we otherwise convert to a corporation for U.S. federal income tax purposes, the disclosure below will no longer be applicable.

As long as we continue to be treated as a partnership for U.S. federal income tax purposes, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” we generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the common unitholder. Distributions we make to a common unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the common unitholder’s adjusted tax basis in its common units. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Distributions” and “—Disposition of Common Units”).

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) interest, (ii) dividends, (iii) “real property rents” within the meaning of Section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, whether unimproved or improved with installed burial vaults and marker foundations, including burial lots, lawn crypts, and mausoleum crypts conveyed by perpetual easements, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any “mineral or natural resource,” and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of income that otherwise constitutes qualifying income. We estimate that approximately 7% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for U.S. federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. However, we believe that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions described below, the Partnership and each of our partnership and limited liability company operating subsidiaries, other than those that have elected to be treated as corporations for U.S. federal income tax purposes, will be classified as a partnerships or disregarded as an entity separate from us for U.S. federal income tax purposes.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress have proposed and considered substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income (the “Final Regulations”) were published in the Federal Register. The Final Regulations are effective as of January 19, 2017 and apply to taxable years beginning on or after January 19, 2017. We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.

It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders.

Additionally, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units. Any distribution made to a unitholder at a time when we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its common units (determined separately for each common unit), and thereafter (iii) taxable capital gain.

Tax Consequences of Common Unit Ownership

Limited Partner Status

Common unitholders who are admitted as limited partners of the Partnership will be treated as partners of the Partnership for U.S. federal income tax purposes. In addition, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Partnership for U.S. federal income tax purposes.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners of the Partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures,” with respect to payments we may be required to make on behalf of our common unitholders, we will not pay any U.S. federal income tax. Rather, each common unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a common unitholder, even if that unitholder has not received a cash distribution.

Basis of Common Units

A common unitholder’s tax basis in its common units initially will be the amount paid or treated as paid for those common units (including the Right Contributed Capital) increased by the common unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income (including any gross income allocated to a common unitholder to the extent the Fair Value Capital per common unit exceeds the Right Contributed Capital at the time of exercise of a subscription right) and any increases in such common unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the common unitholder, the common unitholder’s share of our losses, any decreases in the common unitholder’s share of our liabilities, and the amount of any excess business interest allocated to the common unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a common unitholder generally will not be taxable to the common unitholder, unless such distributions are of cash or marketable securities treated as cash and exceed the common unitholder’s tax basis in its common units, in which case the common unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Common Units.”

Any reduction in a common unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that common unitholder. A decrease in a common unitholder’s percentage interest in us because of our issuance of additional common units, including common units issued to common unitholders who exercise their subscription rights, may decrease a common unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a common unitholder’s share of our nonrecourse liabilities generally will be based upon that common unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the common unitholder’s share of our profits. Please read “—Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a common unitholder to recognize ordinary income, if the distribution reduces the common unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the common unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the common unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the common unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A common unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the common unitholder’s adjusted tax basis in its common units and (ii) in the case of a common unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the common unitholder is considered to be “at risk” with respect to our activities. A common unitholder will be at risk to the extent of its adjusted tax basis in its common units, reduced by (1) any portion of that basis attributable to the common unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the common unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to another common unitholder or can look only to the common units for repayment. A common unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a common unitholder’s share of nonrecourse liabilities) cause the common unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a common unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the common unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of our common units, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a common unitholder’s salary or active business income.

In addition to the basis and at risk limitations, passive activity loss limitations limit the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a common unitholder’s share of the passive income we generate may be deducted in full when the common unitholder disposes of all of its common units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations in taxable years beginning after December 31, 2017 and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint tax return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a common unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such common unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a common unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a common unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization or depletion. This limitation is first applied at the partnership level, and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our common unitholders is determined without regard to such common unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such common unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our common unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each common unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a common unitholder’s basis in its common units, this excess business interest may be carried forward and deducted by a common unitholder in a future taxable year. Further, a common unitholder’s basis in its common units will generally be increased by the amount of any excess business interest upon a disposition of such common units.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A common unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Common Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former common unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant common unitholder or general partner. Where the tax is payable on behalf of all common unitholders or we cannot determine the specific common unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current common unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a common unitholder, in which event the common unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures.” Each common unitholder is urged to consult its tax advisor to determine the consequences to it of any tax payment we make on its behalf.

Allocation of Income, Gain, Loss and Deduction

Except as described below, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. At any time that distributions are made in redemption of our preferred units, or we make incentive distributions to our general partner, gross income will be allocated to the recipients to the extent of these distributions. Additionally, if a common unitholder exercises its subscription rights, it may receive an allocation of gross income equal to the amount by which (i) an existing common unitholder’s capital account (as adjusted to reflect the fair market value of our assets). Because these gross income allocations to exercising rights holders will reduce the net income otherwise allocable to existing common unitholders (partially offsetting the gross income allocation), the higher the level of participation in the rights offering, the lesser the net effect of these gross income allocations will be upon any particular exercising subscription right holder. However, it is possible that the full gross income allocation will be taxable to those common unitholders who exercise their subscription rights.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our common units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the common unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other common unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for U.S. federal income tax purposes in determining a common unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a common unitholder’s share of an item will be determined on the basis of the common unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the common unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation.

Treatment of Securities Loans

A common unitholder whose common units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of common units) may be treated as having disposed of those units. If so, such common unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending common unitholder, and (ii) any cash distributions received by the lending common unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, the tax treatment of a common unitholder that enters into a securities loan with respect to its common units is unclear. A common unitholder desiring to assure its status as a partner and avoid the risk of income recognition from a loan of its common units is urged to modify any applicable brokerage account agreements to prohibit its brokers from borrowing and lending its common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a common unitholder’s allocable share of our income and gain realized by a common unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder’s net investment income from all investments or (ii) the amount by which the common unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if the common unitholder is married and filing separately) or $200,000 (if the common unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual common unitholder is entitled to a deduction equal to 20% of its allocable share of our “qualified business income.” For purposes of this deduction, our “qualified business income” is equal to the sum of:

•

the net amount of our U.S. items of income, gain, deduction and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the common unitholder for services rendered to the Partnership; and

•

any gain recognized upon a disposition of our common units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Section 754 Election

We have made the election permitted by Section 754 of the Code (“Section 754 Election”) that permits us to adjust the tax basis in each of our assets as to specific purchasers of our common units under Section 743(b) of the Code (“Section 743(b) Adjustment”) to reflect the common unit purchase price upon subsequent purchases of common units. That election is irrevocable without the consent of the IRS. The Section 743(b) Adjustment separately applies to a common unitholder who purchases common units from another common unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) Adjustment does not apply to a person who purchases common units directly from us. For purposes of this discussion, a common unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all common unitholders and (2) its Section 743(b) Adjustment to that tax basis (which may be positive or negative).

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of common units, even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) Adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of common unitholders purchasing common units from us and common unitholders purchasing from other common unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of common units, even if inconsistent with existing Treasury Regulations. Please read “—Uniformity of Common Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) Adjustment to preserve the uniformity of common units due to the lack of controlling authority. Because a common unitholder’s adjusted tax basis for its common units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a common unitholder’s tax basis in its units and may cause the common unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 Election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) Adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any common unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 Election. If permission is granted, a subsequent purchaser of common units may be allocated more income than it would have been allocated had the Section 754 Election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each common unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year, but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering subscription rights and offering and selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Common Units – Recognition of Gain or Loss.”

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year. Under a transition rule, we can also elect to apply a 50% bonus depreciation deduction instead of the 100% deduction for our first taxable year ending after September 27, 2017.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by a common unitholder could change, and the common unitholder could be required to adjust its tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

A common unitholder will be required to recognize gain or loss on a sale or exchange of a common unit equal to the difference, if any, between the common unitholder’s amount realized and the adjusted tax basis in the common unit sold (taking into account any basis adjustments attributable to previously disallowed interest deductions). A common unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the common unit sold or exchanged. Because the amount realized includes a common unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a common unit could result in a tax liability in excess of any cash received from the sale or exchange.

Except as noted below, gain or loss recognized by a common unitholder on the sale or exchange of a common unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a common unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a common unit. Thus, a common unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a common unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of a common unit, the common unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its common unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership, as the value of the interest sold bears to the value of the partner’s entire interest in the U.S.

Treasury Regulations under Section 1223 of the Code allow a selling common unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed in the paragraph above, a common unitholder will be unable to select high or low basis common units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, the common unitholder may designate specific common units sold for purposes of determining the holding period of the common units transferred. A common unitholder electing to use the actual holding period of any common unit transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A common unitholder considering the purchase of additional common units, or a sale or exchange of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans.”

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a common unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. If the IRS determines that this method is not allowed under the Treasury Regulations, our taxable income or losses could be reallocated among our common unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor common unitholders, as well as among common unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A common unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held common units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A common unitholder who sells or exchanges any of its common units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale or exchange by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of our common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a common unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some common unitholders than that to which they would otherwise be entitled.

A common unitholder’s adjusted tax basis in common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return), so that any position that we take that understates deductions will overstate the common unitholder’s basis in its common units and may cause the common unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” above and “—Tax Consequences of Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our common units. If such a challenge were sustained, the uniformity of our common units might be affected and under some circumstances, the gain from the sale of our common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of our common units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Each common unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before exercising its subscription rights.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt common unitholder. Tax-exempt common unitholders with more than one unrelated trade or business (including by attribution from us to the extent it is engaged in one or more unrelated trade or business) are required to separately compute their unrelated business taxable income with respect to each unrelated trade or business (including for purposes of determining any net operating loss deduction). As a result, it may not be possible for tax-exempt common unitholders to utilize losses from an investment in us to offset unrelated business taxable income from another unrelated trade or business and vice versa.

Non-U.S. Unitholders are taxed by the U.S. on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the U.S. because of its ownership of our common units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the U.S. within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Unitholder will be required to file U.S. federal tax returns to report its share of our income, gain, loss or deduction and pay U.S. federal income tax on its share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a U.S. trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate common unitholder is a “qualified resident.” In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, all of a Non-U.S. Unitholder’s gain from the sale or other disposition of our common units would be treated as effectively connected with a common unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership common units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its common units to the extent such gain is effectively connected with a U.S. trade or business. We expect substantially all of the gain from the sale or disposition of our common units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from the transferee amounts that should have been withheld by the transferees but were not withheld. Because the “amount realized” includes a partner’s share of the partnership’s liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units. For this and other reasons, the IRS has suspended the application of this withholding rule to open market transfers of interest in publicly traded partnerships, pending promulgation of regulations that address the amount to be withheld, the reporting necessary to determine such amount and the appropriate party to withhold such amounts, but it is not clear if or when such regulations will be issued.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each common unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction. We cannot assure our common unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. We cannot assure common unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our common units. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability and may result in an audit of the common unitholder’s own return. Any audit of a common unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding, rather than in separate proceedings for each of the partners. Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, common unitholders and former common unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our general partner, common unitholders and former common unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, common unitholders and former common unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current common unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such common unitholders did not own our common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, we may require out common unitholders and former common unitholder to reimburse us for such taxes (including any applicable penalties or interest) or, if we bear such payment directly, our cash available for distribution to our common unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act of 2015 (“Bipartisan Budget Act”), and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the U.S. as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our common unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the U.S. (“FDAP Income”) or subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the U.S. (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing these requirements may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under Foreign Account Tax Compliance Act (“FATCA”) generally applies to payments of FDAP Income. Thus, to the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a common unitholder that is a foreign financial institution or certain other non-U.S. entity or a person that holds its common units through such foreign entities may be subject to withholding on distributions they receive from us or its distributive share of our income, pursuant to the rules described above. While withholding under FATCA also would have applied to payments of Gross Proceeds, recently proposed Treasury Regulations eliminate FATCA withholding on payments of Gross Proceeds. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Each common unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to the common unitholder’s receipt and exercise of its subscription rights.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a non-U.S. person;

•	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of common units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any common units such broker or financial institution acquires, holds or transfers for its own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of U.S. federal income tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of U.S. federal income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment, if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local, and Other Tax Considerations

In addition to U.S. federal income taxes, common unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business, or own property now or in the future or in which the common unitholder is a resident. We conduct business or own property in many states in the U.S. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each common unitholder should consider the potential impact of such taxes on its exercise of its subscription rights.

A common unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such common unitholder may not be required to file a return and pay taxes in certain jurisdictions, because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a common unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such common unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a common unitholder, who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular common unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return.

IT IS THE RESPONSIBILITY OF EACH COMMON UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF THE COMMON UNITHOLDER’S RECEIPT OF SUBSCRIPTIONS RIGHTS PURSUANT TO THIS RIGHTS OFFERING OR INVESTMENT IN US, INCLUDING THROUGH THE EXERCISE OF THOSE SUBSCRIPTIONS RIGHTS. WE STRONGLY RECOMMEND THAT EACH COMMON UNITHOLDER CONSULT AND DEPEND UPON ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH COMMON UNITHOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL TAX RETURNS THAT MAY BE REQUIRED OF IT.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to holders of our common units as of 5:00 p.m., New York City time, on September 26, 2019.

If you wish to exercise your subscription rights and purchase common units, you should complete the subscription rights certificate and return it with payment for the common units to the Subscription Agent, American Stock Transfer and Trust Company, LLC, at the following address:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

See “—The Rights Offering—Methods of Exercising Subscription Rights”. If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the Subscription Agent at 1-877-248-6417 or the information agent, D.F. King & Co., Inc., at 1-800-967-4607.

Other than as described herein, we do not know of any existing agreements between or among any unitholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common units.

LEGAL MATTERS

The validity of the common units issuable upon exercise of the subscription rights and offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The audited 2017 financial statements as of and for the year ended December 31, 2017 (before retrospective adjustments to the financial statements to reflect the impact of adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), as disclosed in Part II “Item 8, Note 1 General under captions Reclassifications and Adjustments to Prior Period Financial Statements and Recently Issued Accounting Standard Updates—Adopted in the Current Period of StoneMor Partners L.P. and subsidiaries, (not presented herein) appearing in the Annual Report on Form 10-K and Form 10-K/A of StoneMor Partners L.P. for the year ended December 31, 2018) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements). The retrospective adjustments to the financial statements as of and for the year ended December 31, 2017 have been audited by Grant Thornton LLP. The 2017 financial statements as of and for the year ended December 31, 2017 have been so incorporated in reliance upon the reports of Deloitte & Touche LLP and Grant Thornton LLP given upon their authority as experts in accounting and auditing.

The audited financial statements as of and for the year ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the Partnership’s historical audited consolidated statement of operations for the year ended December 31, 2018 included in the Partnership’s 2018 Annual Report on Form 10-K/A and the historical unaudited condensed consolidated balance sheet as of June 30, 2019 and statement of operations for the six months ended June 30, 2019 included in the Partnership’s Quarterly Report on Form 10-Q for the six months ended June 30, 2019, which are incorporated into this registration statement by reference.

The historical audited consolidated statement of operations for the year ended December 31, 2018 and the historical unaudited condensed consolidated balance sheet as of June 30, 2019 and statement of operations for the six months ended June 30, 2019 give effect to the rights offering, as described in this prospectus, as if the rights offering had occurred on January 1, 2018. The pro forma adjustments are based upon available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the impact of the rights offering on our historical financial statements and are intended for informational purposes only. The pro forma adjustments are described in the accompanying notes to these unaudited consolidated pro forma financial statements.

The unaudited pro forma consolidated financial statements should not be considered indicative of actual results that would have been achieved had the rights offering been consummated on the date indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma consolidated financial statements should be read in conjunction with the Partnership’s historical consolidated financial statements and the related notes, which are incorporated into this registration statement by reference.

StoneMor Partners LP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2018

(in thousands)

	Actual	Rights Offering(1),(2)	Pro Forma
Revenues:
Cemetery
Interments	$76,902	$—	$76,902
Merchandise	75,412	—	75,412
Services	67,278	—	67,278
Investment and other	42,343	—	42,343
Funeral home
Merchandise	25,652	—	25,652
Services	28,539	—	28,539

Total revenues	316,126	—	$316,126

Costs and Expenses:
Cost of goods sold	54,647	—	54,647
Cemetery expense	78,708	—	78,708
Selling expense	62,538	—	62,538
General and administrative expense	43,081	—	43,081
Corporate overhead	53,281	—	53,281
Depreciation and amortization	11,736	—	11,736
Funeral home expense
Merchandise	6,579	—	6,579
Services	22,159	—	22,159
Other	15,787	—	15,787

Total costs and expenses	348,516	—	$348,516

Gain/(loss) on acquisitions and divestitures	691	—	691
Legal settlement	—	—	—
Loss on early extinguishment of debt	—	—	—
Other losses	(12,195)	—	(12,195)
Loss on impairment of long-lived assets	—	—	—
Interest expense	(30,602)	—	(30,602)

Loss from continuing operations before income taxes	(74,496)	—	(74,496)
Income tax benefit (expense)	1,797	—	1,797

Net loss	$(72,699)	$—	$(72,699)

(1)	There is no income statement impact from the rights offering as the only directly attributable expenses are for incurred offering expenses, which are non-recurring.
(2)	The rights offering has no income tax impact to this unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2018.

StoneMor Partners LP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2019

(in thousands)

	Actual	Rights Offering(1)		Pro Forma
Revenues:
Cemetery
Interments	$36,939	$—		$36,939
Merchandise	33,856	—		33,856
Services	33,332	—		33,332
Investment and other	19,411	—		19,411
Funeral home
Merchandise	12,348	—		12,348
Services	14,078	—		14,078

Total revenues	149,964	—		149,964

Costs and Expenses:
Cost of goods sold	20,586	—		20,586
Cemetery expense	38,883	—		38,883
Selling expense	30,230	—		30,230
General and administrative expense	22,397	(123	)(2)	22,274
Corporate overhead	26,550	—		26,550
Depreciation and amortization	5,473	—		5,473
Funeral home expense
Merchandise	3,331	—		3,331
Services	11,012	—		11,012
Other	7,624	—		7,624

Total costs and expenses	166,086	(123)		165,963

Gain/(loss) on acquisitions and divestitures	—	—		—
Legal settlement	—	—		—
Loss on early extinguishment of debt	(8,478)	—		(8,478)
Other gains/(losses), net	(3,429)	—		(3,429)
Loss on impairment of long-lived assets	—	—		—
Interest expense	(22,517)	—		(22,517)

Income/(loss) from continuing operations before income taxes	(50,546)	123		(50,423)
Income tax benefit (expense)	(6,386)	—		(6,386)

Net Income (loss)	$(56,932)	$123		$(56,809)

(1)	The rights offering has no income tax impact to this unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2019.
(2)

Represents non-recurring legal costs incurred related to the rights offering that have already been recognized in the Partnership’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2019.

StoneMor Partners LP

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2019

(in thousands except share data)

	Actual	Rights Offering(2)		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$41,859	$(661	)(3)	$41,198
Restricted cash	20,095	—		20,095
Accounts receivable, net of allowance	59,550	—		59,550
Prepaid expenses	8,942	—		8,942
Assets held for sale	—	—		—
Other current assets	17,231	—		17,231

Total current assets	147,677	(661)		147,016
Long-term accounts receivable—net of allowance	83,775	—		83,775
Cemetery property	329,760	—		329,760
Property and Equipment, net of accumulated depreciation	110,655	—		110,655
Merchandise trusts, restricted, at fair value	519,382	—		519,382
Perpetual care trusts, restricted, at fair value	343,308	—		343,308
Deferred selling and obtaining costs	112,916	—		112,916
Deferred tax assets	67	—		67
Goodwill	24,862	—		24,862
Intangible assets	56,877	—		56,877
Other assets	33,536	—		33,536

Total assets	$1,762,815	$(661)		$1,762,154

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$55,063	$—		$55,063
Accrued interest	312	—		312
Current portion, long-term debt	591	—		591

Total current liabilities	55,966	—		55,966
Long-term debt,	384,409	—		384,409
Original Issue Discount	(13,453)	—		(13,453)
Deferred Financing Fees	(14,345)	—		(14,345)
Other Long Term Debt	964	—		964
Deferred revenues	944,142	—		944,142
Deferred tax liabilities	12,883	—		12,883
Perpetual care trust corpus	343,308	—		343,308
Other long term liabilities	52,385	—		52,385

Total liabilities	1,766,259	—		1,766,259
Series A redeemable convertible preferred units	62,500	(40,185	)(1)	22,315
Original Issue Discount on Series A preferred units	(5,000)	3,215	(1)	(1,785)

Net redeemable convertible preferred units	57,500	(36,970)		20,530
Total liabilities and redeemable convertible preferred units	1,823,759	(36,970)		1,786,789
Partners’ deficit
General partner interest	(4,597)	—		(4,597)
Common limited partners’ interest	(56,347)	36,309	(1),(3)	(20,038)

Total partners’ deficit	(60,944)	36,309		(24,635)

Total liabilities redeemable convertible preferred units and partners’ deficit	$1,762,815	$(661)		$1,762,154

(1)	To record the sale of 33,487,904 common units in the rights offering, assuming full subscriptions at $1.20 per common unit.

Rights offering Redemption of second tranche of Preferred Placement—full redemption	$(40,185)
Adjustment to OID	3,215
Issuance of common units	36,970

Net adjustment	$—

(2)	The rights offering has no income tax impact to this unaudited pro forma condensed consolidated balance sheet as of June 30, 2019.
(3)

Represents transaction costs related to this rights offering that have not yet been recognized in the Partnership’s unaudited condensed consolidated balance sheet as of June 30, 2019. The transaction costs will be paid by the Partnership out of existing cash and as such are reflected as a deduction from cash and increase in partners’ deficit allocated to the common limited partners’ interest in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2019.

StoneMor Partners LP

Unaudited Pro Forma Earnings Per Unit

(in thousands)

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Net Loss	(56,932)	(72,699)
Net Loss attributable to the GP	(592)	(757)
Net Loss attributable to the LP	(56,340)	(71,942)
Historical EPU attributable to LP	(1.44)	(1.90)
Historical weighted average Units OS	39,115	37,959
Rights Offering Assuming Full Subscription	33,488	33,488
First Tranche Series A Preferred As-If Converted	18,595	18,595
LTIP, Net Settled	—	—
Expected to Vest through September 30, 2019	—	—

	91,198	90,042

	(0.62)	(0.81)

StoneMor Partners L.P.

Up to 33,487,904 Common Units Representing Limited Partners Interests

Issuable Upon Exercise of Rights to Subscribe for such Units at $1.20 per Common Unit

PROSPECTUS

                    , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the rights offering described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. The registrant will bear all expenses shown below.

SEC registration fee	$4,870
Subscription Agent fees	20,000
Accounting fees and expenses	400,000
Legal fees and expenses	250,000
Printing expenses	100,000
Other (including information agent fees)	9,500

Total	$784,370

Item 14.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The general partner of the registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 15.	Recent Sales of Unregistered Securities

On June 27, 2019, funds and accounts affiliated with Axar and certain other investors (individually a “Purchaser” and collectively the “Purchasers”) and the Partnership entered into the Series A Preferred Unit Purchase Agreement (the “Series A Purchase Agreement” and the transactions contemplated thereby, the “Preferred Placement”) pursuant to which the Partnership sold to the Purchasers an aggregate of 52,083,334 of the Partnership’s Series A Preferred Units (the “preferred units”) representing limited partner interests in the Partnership with certain rights, preferences and privileges as are set forth in our partnership agreement. The purchase price for the preferred units sold pursuant to the Series A Purchase Agreement was $1.1040 per preferred unit, reflecting an 8% discount to the liquidation preference of each preferred unit, for an aggregate purchase price of $57.5 million. The terms of the sale of the preferred units were determined based on arms-length negotiations between our general partner and the Purchasers. As described in additional detail herein, the proceeds of this offering will be used to redeem a portion of the preferred units. Additional information relating to the Series A Purchase Agreement and the Preferred Placement can be found in our Periodic Report on Form 8-K filed with the SEC on June 28, 2019, which is incorporated herein by reference.

Item 16.	Exhibits

(a)     Exhibits.

Exhibit Number	Description

3.1	Certificate of Limited Partnership of StoneMor Partners L.P. (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-1 filed on April 9, 2004).

3.2	Third Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P. dated as of June 27, 2019 (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

4.1.1	Indenture, dated as of May 28, 2013, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association, including Form of 7 7/8% Senior Note due 2021 (incorporated by reference to Exhibit 4.2 of Registrant’s Current Report on Form 8-K filed on May 28, 2013).

4.1.2	Registration Rights Agreement, dated as of May 28, 2013, by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the Initial Guarantors party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers listed on Schedule A to the Purchase Agreement (incorporated by reference to Exhibit 4.4 of Registrant’s Current Report on Form 8-K filed on May 28, 2013).

4.1.3	Supplemental Indenture No. 1, dated as of August 8, 2014, by and among Kirk & Nice, Inc., Kirk & Nice Suburban Chapel, Inc., StoneMor Operating LLC, and Osiris Holding of Maryland Subsidiary, Inc., subsidiaries of StoneMor Partners L.P. (or its successor), and Cornerstone Family Services of West Virginia Subsidiary, Inc., the Guarantors under the Indenture, dated as of May 28, 2013, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).

4.1.4	Supplemental Indenture No. 2, dated as of September 1, 2016, by and among StoneMor Wisconsin LLC, StoneMor Wisconsin Subsidiary LLC, subsidiaries of StoneMor Partners L.P., and Cornerstone Family Services of West Virginia Subsidiary, Inc., the Guarantors under the Indenture, dated as of May 28, 2013, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016).

4.2	Registration Rights Agreement, dated as of May 21, 2014, by and between StoneMor Partners L.P. and American Cemeteries Infrastructure Investors, LLC (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed on May 23, 2014).

4.3.1	Indenture dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the initial purchasers named therein, the guarantors named therein and Wilmington Trust, National Association, as trustee, including the form of 9.875%/11.500% Senior Secured PIK Toggle Notes due 2024 (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed June 28, 2019).

4.3.2	Collateral Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., Cornerstone Family Services of West Virginia Subsidiary, Inc., the guarantors named therein and Wilmington Trust, National Association, as collateral agent (incorporated by reference to Exhibit 4.3 of Registrant’s Current Report on Form 8-K filed June 28, 2019).

4.3.3	Registration Rights Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., StoneMor GP LLC, SMP SPV LLC, Star V Partners LLC, Blackwell Partners LLC –Series E, David Miller, MPF Investco 6, LLC, MPF Investco 7, LLC, MPF Investco 8, LLC, The Mangrove Partners Fund, L.P. and The Mangrove Partners Fund (Cayman Partnership), L.P. (incorporated by reference to Exhibit 4.4 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

4.4	Form of Subscription Rights Certificate (previously filed)

Exhibit Number	Description

4.5	Form of Information Agent Agreement (previously filed)

5.1	Opinion of Vinson & Elkins L.L.P., as to the legality of the securities being registered (previously filed)

10.1†	Form of the Director Restricted Phantom Unit Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated November 8, 2006 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on November 15, 2006).

10.2†	Form of the Key Employee Restricted Phantom Unit Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated November 8, 2006 (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on November 15, 2006).

10.3†	Form of the Unit Appreciation Rights Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated as of November 27, 2006 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on December 1, 2006).

10.4†	Director Restricted Phantom Unit Agreement by and between StoneMor GP LLC and Robert B. Hellman, Jr. dated June 23, 2009 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on June 23, 2009).

10.5†	Form of the Unit Appreciation Rights Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated as of December 16, 2009 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on December 22, 2009).

10.6†	Form of the Executive Restricted Phantom Unit Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated as of December 16, 2009 (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on December 22, 2009).

10.7†	Director Unit Appreciation Rights Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2.8 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009).

10.8†	Form of the Unit Appreciation Rights Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated as of April 2, 2012 (incorporated by reference to Exhibit 10.2 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

10.9†	Executive Restricted Phantom Unit Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated as of November 7, 2012 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on November 13, 2012).

10.10†	Unit Appreciation Rights Agreement Under the StoneMor Partners L.P. Long-Term Incentive Plan, dated as of October 22, 2013 (incorporated by reference to Exhibit 10.7.11 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013).

10.11†	Form of Director Restricted Phantom Unit Agreement under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, dated as of November 11, 2014 (incorporated by reference to Exhibit 10.7.12 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014).

10.12†	Employee Unit Agreement under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, dated as of December 31, 2015 by and between StoneMor GP LLC and David L. Meyers (incorporated by reference to Exhibit 10.7.15 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015).

10.13†	Amended and Restated Employment Agreement, executed July 22, 2013 and retroactive to January 1, 2013, by and between StoneMor GP, LLC and Lawrence Miller (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 26, 2013).

10.14†	Form of Indemnification Agreement by and between StoneMor GP LLC and Lawrence Miller, Robert B. Hellman, Jr., Fenton R. Talbott, Martin R. Lautman, William Shane, Allen R. Freedman, effective September 20, 2004 (incorporated by reference to Exhibit 10.9 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

Exhibit Number	Description

10.15†	Form of Indemnification Agreement by and between StoneMor GP LLC and Howard Carver and Peter Grunebaum, effective February 16, 2007 (incorporated by reference to Exhibit 10.9 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.16†	Form of Indemnification Agreement by and between StoneMor GP LLC and Leo J. Pound and Jonathan Contos, dated February 26, 2015 (incorporated by reference to Exhibit 10.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015).

10.17†	Settlement Agreement by and among StoneMor Indiana LLC, StoneMor Operating LLC, StoneMor Partners L.P., Chapel Hill Associates, Inc., Chapel Hill Funeral Home, Inc., Covington Memorial Funeral Home, Inc., Covington Memorial Gardens, Inc., Forest Lawn Memorial Chapel Inc., Forest Lawn Memory Gardens Inc., Fred W. Meyer, Jr. by James R. Meyer as Special Administrator to the Estate of Fred W. Meyer, Jr., James R. Meyer, Thomas E. Meyer, Nancy Cade, and F.T.J. Meyer Associates, LLC dated June 21, 2010 (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on June 25, 2010).

10.18†	Omnibus Agreement by and among McCown De Leeuw & Co. IV, L.P., McCown De Leeuw & Co. IV Associates, L.P., MDC Management Company IV, LLC, Delta Fund LLC, Cornerstone Family Services LLC, CFSI LLC, StoneMor Partners L.P., StoneMor GP LLC, StoneMor Operating LLC, dated as of September 20, 2004 (incorporated by reference to Exhibit 10.4 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.19†	Amendment No. 1 to Omnibus Agreement entered into on, and effective as of, January 24, 2011 by and among MDC IV Trust U/T/A November 30, 2010, MDC IV Associates Trust U/T/A November 30, 2010, Delta Trust U/T/A November 30, 2010 (successors respectively to McCown De Leeuw & Co. IV, L.P., a California limited partnership, McCown De Leeuw IV Associates, L.P., a California limited partnership, Delta Fund LLC, a California limited liability company, and MDC Management Company IV, LLC, a California limited liability company), Cornerstone Family Services LLC, a Delaware limited liability company, CFSI LLC, a Delaware limited liability company, StoneMor Partners L.P., a Delaware limited partnership, StoneMor GP LLC, a Delaware limited liability company, for itself and on behalf of the Partnership in its capacity as general partner of the Partnership, and StoneMor Operating LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on January 28, 2011).

10.20†	Contribution, Conveyance and Assumption Agreement by and among StoneMor Partners L.P., StoneMor GP LLC, CFSI LLC, StoneMor Operating LLC, dated as of September 20, 2004 (incorporated by reference to Exhibit 10.2 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

10.21†	Letter Agreement by and between Austin So and StoneMor GP LLC, dated January 28, 2017 (incorporated by reference to Exhibit 10.36 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016).

10.22	Lease Agreement, dated as of September 26, 2013, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on October 2, 2013).

10.23	Amendment No. 1 to Lease Agreement, dated as of March 20, 2014, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC and StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P., solely in its capacity as guarantor (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on March 26, 2014).

Exhibit Number	Description

10.24	Amendment No. 2 to Lease Agreement, dated as of May 28, 2014, by and among StoneMor Operating, LLC, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC, the Archdiocese of Philadelphia, and StoneMor Partners L.P. (incorporated by reference to Exhibit 10.3 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014).

10.25	Asset Sale Agreement dated April 2, 2014, by and among StoneMor Operating LLC, StoneMor Florida LLC, StoneMor Florida Subsidiary LLC, StoneMor North Carolina LLC, StoneMor North Carolina Subsidiary LLC, StoneMor North Carolina Funeral Services, Inc., Loewen Virginia LLC, Loewen Virginia Subsidiary, Inc., Rose Lawn Cemeteries LLC, Rose Lawn Cemeteries Subsidiary, Incorporated, StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC, CMS West Subsidiary LLC, S.E. Funeral Homes of Florida, LLC, S.E. Cemeteries of Florida, LLC, S.E. Combined Services of Florida, LLC, S.E. Cemeteries of North Carolina, Inc., S.E. Funeral Homes of North Carolina, Inc., Montlawn Memorial Park, Inc., S.E. Cemeteries of Virginia, LLC, SCI Virginia Funeral Services, Inc., George Washington Memorial Park, Inc., Sunset Memorial Park Company and S.E. Mid- Atlantic Inc. (incorporated by reference to Exhibit 2.1 of Registrant’s Current Report on Form 8-K filed on April 8, 2014).

10.26	Asset Sale Agreement dated April 2, 2014, by and among StoneMor Operating LLC, StoneMor North Carolina LLC, StoneMor North Carolina Subsidiary LLC, Laurel Hill Memorial Park LLC, Laurel Hill Memorial Park Subsidiary, Inc., StoneMor Pennsylvania LLC, StoneMor Pennsylvania Subsidiary LLC, S.E. Cemeteries of North Carolina, Inc., Clinch Valley Memorial Cemetery, Inc., and S.E. Acquisition of Pennsylvania, Inc. (incorporated by reference to Exhibit 2.2 of Registrant’s Current Report on Form 8-K filed on April 8, 2014).

10.27	Common Unit Purchase Agreement, dated as of May 19, 2014, by and between StoneMor Partners L.P. and American Cemeteries Infrastructure Investors, LLC (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on May 23, 2014).

10.28	Underwriting Agreement, dated April 15, 2016, by and among StoneMor Partners L.P., StoneMor GP LLC, StoneMor Operating LLC, and Raymond James & Associates, Inc., as representative of the underwriters named therein (incorporated by reference to Exhibit 1.1 of Registrant’s Current Report on Form 8-K filed on April 20, 2016).

10.29†	Letter Agreement by and between Austin So and StoneMor GP LLC, dated May 26, 2016 (incorporated by reference to Exhibit 10.2 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016).

10.30†	Confidentiality, Nondisclosure and Restrictive Covenant Agreement by and between Austin So and StoneMor GP LLC, dated May 26, 2016 (incorporated by reference to Exhibit 10.3 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016).

10.31†	Key Employee Unit Agreement under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, entered into as of July 5, 2016, by and between StoneMor GP LLC and Lawrence Miller (incorporated by reference to Exhibit 10.2 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016).

10.32†	Key Employee Unit Agreement under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, entered into as of July 5, 2016, by and between StoneMor GP LLC and Austin So (incorporated by reference to Exhibit 10.3 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016).

10.33	Credit Agreement, dated as of August 4, 2016, by and among StoneMor Operating LLC, the other Borrowers party thereto, the Lenders party thereto, Capital One, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, Citizens Bank of Pennsylvania, as Syndication Agent, and TD Bank, N.A. and Raymond James Bank, N.A., as Co-Documentation Agents (incorporated by reference to Exhibit 10.5 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016).

Exhibit Number	Description

10.34	First Amendment to Credit Agreement, dated as of March 15, 2017, by and among StoneMor Operating LLC, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent, and the Required Lenders party thereto (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on March 16, 2017).

10.35	Second Amendment and Limited Waiver to Credit Agreement, dated as of July 26, 2017, by and among StoneMor Operating LLC, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent, and the Required Lenders party thereto (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 28, 2017).

10.36	Third Amendment and Limited Waiver to Credit Agreement, effective as of August 15, 2017, by and among StoneMor Operating LLC, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent, and the Required Lenders party thereto (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on August 17, 2017).

10.37	Fourth Amendment to Credit Agreement dated as of September 29, 2017, by and among StoneMor Operating LLC, a Delaware limited liability company, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent and the Lenders party thereto (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on October 5, 2017).

10.38	Fifth Amendment to Credit Agreement, dated as of December 22, 2017 but effective as of September 29, 2017, by and among StoneMor Operating LLC, a Delaware limited liability company, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent and the Lenders party thereto (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.39	Sixth Amendment and Waiver to Credit Agreement, effective as of June 12, 2018, by and among StoneMor Operating LLC, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent, and the Required Lenders party thereto (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.40	Seventh Amendment and Waiver to Credit Agreement, effective as of July 13, 2018, by and among StoneMor Operating LLC, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent, and the Required Lenders party thereto (incorporated by reference to Exhibit 10.49 of Registrant’s Annual Report on Form 10-K filed on July 17, 2018).

10.41	Eighth Amendment and Waiver to Credit Agreement, effective as of February 4, 2019, by and among StoneMor Partners L.P., StoneMor Operating LLC, the other Borrowers party thereto, Capital One, National Association, as Administrative Agent, and the Required Lenders party thereto (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on February 4, 2019).

10.42	Guaranty and Collateral Agreement, dated as of August 4, 2016, by and among StoneMor Partners L.P., StoneMor Operating LLC, the other Grantors party thereto and Capital One, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.6 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016).

10.43	Common Unit Purchase Agreement, dated as of December 30, 2016, by and between StoneMor Partners L.P. and StoneMor GP Holdings LLC (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on January 4, 2017).

10.44†	Separation Agreement and General Release, dated as of March 27, 2017, by and between StoneMor GP Holdings LLC and Lawrence Miller (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on March 28, 2017).

10.45†	Summary of Oral Agreement between StoneMor GP LLC and Leo J. Pound (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on April 17, 2017).

Exhibit Number	Description

10.46†	Employment Agreement dated May 16, 2017, by and between StoneMor GP LLC and R. Paul Grady (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on May 22, 2017).

10.47†	Indemnification Agreement, dated May 16, 2017, by and between StoneMor GP LLC and R. Paul Grady (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on May 22, 2017).

10.48†	Indemnification Agreement, effective May 16, 2017, by and between StoneMor GP LLC and Robert A. Sick (incorporated by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed on May 22, 2017).

10.49†	Employment Agreement dated March 1, 2018 by and between StoneMor GP LLC and James Ford (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on March 2, 2018).

10.50†	Executive Restricted Unit Agreement under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, entered into as of March 1, 2018, by and between StoneMor GP LLC and James Ford (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on March 2, 2018)

10.51†	Key Employee Unit Agreement under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, dated as of March 19, 2018 by and between StoneMor GP LLC and Austin K. So (2017 Award) (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on March 23, 2018).

10.52†	Key Employee Unit Agreement under the StoneMor Partners L.P. 2014 Long-Term Incentive Plan, dated as of March 19, 2018 by and between StoneMor GP LLC and Austin K. So (2018 Award) (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on March 23, 2018).

10.53†	Form of 2017 Key Employee Unit Award Agreement under StoneMor Partners L.P. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 of Registrant’s Current Report on Form 8-K filed on March 23, 2018).

10.54†	Form of Key Employee Unit Award Agreement under StoneMor Partners L.P. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 of Registrant’s Current Report on Form 8-K filed on March 23, 2018).

10.55†	Director Restricted Phantom Unit Agreement effective June 15, 2018 by and between StoneMor GP LLC and Patricia D. Wellenbach (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.56†	Director Restricted Phantom Unit Agreement effective June 15, 2018 by and between StoneMor GP LLC and Stephen J. Negrotti (incorporated by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.57†	Indemnification Agreement effective June 15, 2018 by and between StoneMor GP LLC and Patricia D. Wellenbach (incorporated by reference to Exhibit 10.6 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.58†	Indemnification Agreement effective June 15, 2018 by and between StoneMor GP LLC and Stephen J. Negrotti (incorporated by reference to Exhibit 10.7 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

10.59†	Employment Agreement by and between Austin K. So and StoneMor GP LLC, dated June 15, 2018 (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on June 18, 2018).

Exhibit Number	Description

10.60†	Employment Agreement by and between Joseph M. Redling and StoneMor GP LLC, dated June 29, 2018 (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 3, 2018).

10.61†	Executive Restricted Unit Award Agreement dated July 18, 2018 by and between StoneMor GP LLC and Joseph M. Redling (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 24, 2018).

10.62†	Agreement dated July 26, 2018 by and between StoneMor GP LLC and Leo J. Pound (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on July 30, 2018).

10.63†	Letter Agreement, dated September 5, 2018, by and between StoneMor GP LLC and Jeffrey DiGiovanni (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on September 11, 2018).

10.64	Voting and Support Agreement, dated September 27, 2018, by and among StoneMor Partners L.P., StoneMor GP LLC, and the unitholders of StoneMor Partners L.P. named therein (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on September 28, 2018).

10.65†	Summary of Oral Agreement between StoneMor GP LLC and Leo J. Pound (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on October 12, 2018).

10.66†	Letter Agreement dated October 12, 2018 between StoneMor Partners L.P. and Lawrence Miller (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on October 12, 2018).

10.67	First Amendment to Voting and Support Agreement, dated February 4, 2019, by and among StoneMor Partners L.P., StoneMor GP LLC, and the unitholders of StoneMor Partners L.P. named therein (incorporated by reference to exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on February 4, 2019).

10.68†	StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on April 2, 2019).

10.69	Merger and Reorganization Agreement, dated September 27, 2018, by and among StoneMor Partners L.P., StoneMor GP Holdings LLC, StoneMor GP LLC and Hans Merger Sub, LLC (incorporated by reference to Exhibit 10.75 of Registrant’s Annual Report on Form 10-K filed April 3, 2019).

10.70†	Employment Agreement dated April 10, 2019 by and between StoneMor GP LLC and Garry P. Herdler (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on April 16, 2019).

10.71†	Executive Restricted Unit Agreement dated April 15, 2019 by and between StoneMor GP LLC and Garry P. Herdler (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on April 16, 2019).

10.72†	Retirement Agreement dated as of April 10, 2019 by and between Mark L. Miller and StoneMor GP LLC (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on April 16, 2019).

10.73†	Key Employee Unit Agreement under the StoneMor Amended and Restated 2019 Long-Term Incentive Plan, dated as of April 15, 2019 by and between StoneMor GP LLC and Joseph M. Redling (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on April 16, 2019).

10.74†	Key Employee Unit Agreement under the StoneMor Amended and Restated 2019 Long-Term Incentive Plan, dated as of April 15, 2019 by and between StoneMor GP LLC and Austin K. So (incorporated by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed on June April 16, 2019).

Exhibit Number	Description

10.75†	Form of Key Employee Unit Agreement under the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 of Registrant’s Current Report on Form 8-K filed on April 16, 2019).

10.76	First Amendment to Merger Agreement, dated April 30, 2019, by and among StoneMor Partners L.P., StoneMor GP LLC, StoneMor GP Holdings LLC, and Hans Merger Sub, LLC (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on May 1, 2019).

10.77	Second Amendment to Voting and Support Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., StoneMor GP LLC and the unitholders of StoneMor Partners L.P. named therein (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on May 1, 2019).

10.78	Series A Preferred Unit Purchase Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., SMP SPV LLC, Star V Partners LLC, Blackwell Partners LLC –Series E, David Miller, MPF Investco 6, LLC, MPF Investco 7, LLC, MPF Investco 8, LLC, The Mangrove Partners Fund, L.P. and The Mangrove Partners Fund (Cayman Partnership), L.P. (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

10.79	Second Amendment to Merger and Reorganization Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., StoneMor GP LLC, StoneMor GP Holdings LLC and Hans Merger Sub, LLC (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

10.80	Third Amendment to Voting and Support Agreement dated as of June 27, 2019 by and among StoneMor Partners L.P., StoneMor GP LLC and the unitholders of StoneMor Partners L.P. named therein (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on June, 28 2019).

10.81	Third Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC dated as of June 27, 2019 (incorporated by reference to Exhibit 99.2 of Registrant’s Current Report on Form 8-K filed on June 28, 2019).

10.82†	Director Restricted Phantom Unit Agreement effective July 16, 2019 by and between StoneMor GP LLC and Andrew M. Axelrod (incorporated by reference to Exhibit 10.5 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.83†	Director Restricted Phantom Unit Agreement effective July 16, 2019 by and between StoneMor GP LLC and Spencer E. Goldenberg (incorporated by reference to Exhibit 10.6 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.84†	Director Restricted Phantom Unit Agreement effective July 16, 2019 by and between StoneMor GP LLC and David Miller (incorporated by reference to Exhibit 10.7 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.85†	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and Andrew M. Axelrod (incorporated by reference to Exhibit 10.8 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.86†	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and Spencer E. Goldenberg (incorporated by reference to Exhibit 10.9 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.87†	Indemnification Agreement effective July 16, 2019 by and between StoneMor GP LLC and David Miller (incorporated by reference to Exhibit 10.10 of Registrant’s Current Report on Form 8-K filed on July, 22 2019).

10.88	Consulting Agreement effective September 23, 2019 by and between StoneMor GP LLC and ORE Management LLC, Mr. Herdler’s management company, (incorporated by reference to Exhibit 10.1 of Registrant’s Current Report on Form 8-K filed on September 19, 2019).

Exhibit Number	Description

10.89	Severance Agreement and General Release of Claims dated September 19, 2019 by and between StoneMor GP LLC and Garry P. Herdler (incorporated by reference to Exhibit 10.2 of Registrant’s Current Report on Form 8-K filed on September 19, 2019).

10.90	Employment Agreement dated September 19, 2019 by and between StoneMor GP LLC and Jeffrey DiGiovanni (incorporated by reference to Exhibit 10.3 of Registrant’s Current Report on Form 8-K filed on September 19, 2019).

10.91	Separation Agreement dated September 17, 2019 by and between StoneMor GP LLC and James S. Ford (incorporated by reference to Exhibit 10.4 of Registrant’s Current Report on Form 8-K filed on September 19, 2019).

16.1	Letter from Deloitte & Touche LLP date December 6, 2018 (incorporated by reference to Exhibit 16.1 of Registrant’s Current Report on Form 8-K filed on December 6, 2018).

21.1	List of subsidiaries of StoneMor Partners L.P. (incorporated by reference to Exhibit 21.1 of Registrant’s Annual Report on Form 10-K filed on April 3, 2019).

23.1	Consent of Grant Thornton LLP. (previously filed)

23.2	Consent of Deloitte & Touche LLP. (previously filed)

23.3	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1) (previously filed)

24.1	Powers of Attorney (previously filed)

99.1	Form of Instructions for Use of StoneMor Partners L.P. Subscription Rights Certificates (previously filed)

99.2	Form of Letter to Unitholders who are Record Holders (previously filed)

99.3	Form of Letter to Unitholders who are Beneficial Holders (previously filed)

†	Management contract, compensatory plan or arrangement

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trevose, State of Pennsylvania, on September 24, 2019.

STONEMOR PARTNERS L.P.

By:	STONEMOR GP LLC, its General Partner

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Joseph M. Redling Joseph M. Redling	President and Chief Executive Officer and Director (Principal Executive Officer)	September 24, 2019

* Jeffrey DiGiovanni	Senior Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	September 24, 2019

*	Director	September 24, 2019
David Miller

*	Director	September 24, 2019
Andrew Axelrod

*	Director	September 24, 2019
Robert B. Hellman, Jr.

*	Director	September 24, 2019
Spencer Goldenberg

*	Director	September 24, 2019
Stephen J. Negrotti

*	Director	September 24, 2019
Patricia D. Wellenbach

* By:	/s/ Joseph M. Redling
Joseph M. Redling
Attorney-in-fact